UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

DANA HOLDING CORPORATION

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Dana Holding Corporation

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of

Shareholders to be Held on April 24, 2012

Proxy Statement and Notice of

2012 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report

are Available at www.dana.com/2012proxy

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

March 15, 2012

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2012 Annual Meeting of Shareholders of Dana Holding Corporation at 8:30 a.m., Eastern Time, on Tuesday, April 24, 2012 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. Registration will begin at 7:30 a.m., Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2012 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

Keith E. Wandell
Chairman of the Board of Directors

PROXY STATEMENT

Dana Holding Corporation

Notice of Annual Meeting of Shareholders

March 15, 2012

Date:	April 24, 2012

Time:	8:30 a.m., Eastern Time

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Romulus, Michigan 48242

We invite you to attend the Dana Holding Corporation 2012 Annual Meeting of Shareholders to:

1. Elect seven Directors for a one-year term expiring in 2013 or upon the election and qualification of their successors;

2. Act on an advisory vote on executive compensation;

3. Approve the Dana Holding Corporation 2012 Omnibus Incentive Plan;

4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition to the items above, the 4.0% Series A Preferred Convertible Holders (Series A Preferred Holders) will vote separately as a class to elect three Directors for a one-year term expiring in 2013 or upon the election and qualification of their successors.

The record date for the Annual Meeting is February 24, 2012 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

If you plan to attend the Annual Meeting, but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. You also must bring the proxy card your broker provided to you if you intend to vote at the meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Marc S. Levin
Senior Vice President, General Counsel,
March 15, 2012	and Corporate Secretary

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

2012 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Tuesday, April 24, 2012, beginning at 8:30 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 15, 2012.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 15, 2012.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; iii) approval of the Dana Holding Corporation 2012 Omnibus Incentive Plan; and iv) ratification of the selection of Dana’s independent registered public accounting firm. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is February 24, 2012 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of common stock and holders of 4.0% Series A Preferred Convertible Stock (Series A Preferred) and 4.0% Series B Preferred Convertible Stock (Series B Preferred, and together with Series A Preferred, Preferred Stock) at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock and holders of our Preferred Stock at the close of business on the Record Date may vote at the meeting.

On February 24, 2012, 147,521,817 shares of our common stock, 2,500,000 shares of Series A Preferred and 5,221,199 shares of Series B Preferred were outstanding, and accordingly, are eligible to be voted. Pursuant to our Restated Certificate of Incorporation, the holders of our Preferred Stock vote their Preferred Stock on an as-if-converted basis based on a conversion price of $11.93. As of February 24, 2012, the outstanding Series A Preferred was convertible into approximately 20,955,574 shares of common stock, and the outstanding Series B Preferred was convertible into approximately 43,765,288 shares of common stock.

What are the voting rights of the holders of common stock and Preferred Stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Preferred Stock is calculated in accordance with Dana’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Preferred Stock will be entitled to approximately 8.382 votes on each matter to be voted upon. As a result, the holders of our Series A Preferred will have approximately 20,955,574 shares of common stock on an as-if-converted basis to vote and the holders of our Series B Preferred will have approximately 43,765,288 shares of common stock on an as-if-converted basis to vote. The holders of Preferred Stock are permitted to vote on this as-if-converted basis along with the holders of common stock on (i) the election of directors, (ii) an advisory vote on executive compensation, (iii) the approval of the Dana Holding Corporation 2012 Omnibus Incentive Plan and (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and for all other matters that properly come before the meeting.

Who elects the Series A Preferred Directors?

Our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008 give the holders of our Series A Preferred the right to elect three directors at our Annual Meeting. Only the holders of our Series A Preferred will be entitled to vote to elect these three directors to our Board. Currently, Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, Centerbridge) are the only holders of our Series A Preferred.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of February 24, 2012, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 800-560-1965

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 1 PM (ET), April 23, 2012.

(OR)

TO VOTE BY THE INTERNET: www.eproxy.com/dan

•	Use the Internet to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 1 PM (ET), April 23, 2012.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; iii) “FOR” approval of the Dana Holding Corporation 2012 Omnibus Incentive Plan; and iv) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 212,242,679 shares of Dana’s common stock, including Preferred Stock on an as-if-converted basis for voting purposes, issued and outstanding on the Record Date. A majority of the issued and outstanding shares, on an as-if-converted basis, or 106,121,340 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (the NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors, the advisory vote on executive compensation and approval of the 2012 Dana Holding Corporation Omnibus Incentive Plan, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of quorum, but not as shares present and voting on a specific proposal.

What vote is required?

Proposal I — Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

Proposal II — Advisory Vote on Executive Compensation: If a quorum exists, the proposal represents an advisory vote and the results will not be binding on the Board or Dana. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal III — Approval of the 2012 Dana Holding Corporation Incentive Plan: If a quorum exists, the proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal in question. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.

Proposal IV — Ratify the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of $9,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock and Preferred Stock.

How can shareholders nominate individuals for election as directors or propose other business to be considered by the shareholders at the 2013 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2013 Annual Meeting of Shareholders must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Dana’s Restated Certificate of Incorporation, Bylaws, and Shareholders Agreement, and must be submitted in writing to our Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Under Dana’s Bylaws, our shareholders must provide advance notice to Dana if they wish to nominate individuals for election as directors or propose an item of business to be considered by shareholders at the 2013 Annual Meeting of Shareholders. For the 2013 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 24, 2013 and no earlier than the close of business on December 24, 2012.

If Dana moves the 2013 Annual Meeting of Shareholders to a date that is more than 30 days before or more than 70 days after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., April 24, 2013), Dana must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Dana first makes a public announcement of the meeting date. In no event will a public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

If Dana increases the number of directors to be elected to the Board of Directors at the 2013 Annual Meeting of Shareholders and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the one year anniversary of this year’s Annual Meeting date (i.e., April 24, 2013), then Dana will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Dana receives your notice no later than the close of business on the 10th day following the day on which Dana first makes the public announcement of the increase in the number of directors.

Notice Requirements to Nominate Individuals for Election to the Board of Directors

A shareholder’s notice to nominate individuals for election to the Board of Directors must provide: (A) all information relating to each individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

Notice Requirements for Shareholder Proposals

A shareholder’s notice to propose other business to be considered at the 2013 Annual Meeting of Shareholders must provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

Additional Notice Requirements — Shareholder/Beneficial Owner Disclosures

Any shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is to be made at the 2013 Annual Meeting of Shareholders must provide (A) the name and address of the shareholder or beneficial owner, (B) the class or series and number of shares of capital stock of Dana which are owned beneficially and of record by the shareholder or beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or beneficial owner, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of Dana, with respect to shares of stock of Dana, (E) a representation that the shareholder is a holder of record of stock of Dana entitled to vote at the 2013 Annual Meeting of Shareholders and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dana’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (G) any other information relating to the shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The notice requirements above will be deemed satisfied by a shareholder with respect to business other than a director nomination if the shareholder has notified Dana of his, her or its intention to present a proposal at the 2013 Annual Meeting of Shareholders in compliance with applicable rules and regulations promulgated under the Exchange Act and the shareholder’s proposal has been included in a proxy statement that has been prepared by Dana to solicit proxies for the 2013 Annual Meeting of Shareholders. For the 2013 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 24, 2013 and no earlier than the close of business on December 24, 2012. Dana may require any proposed nominee to furnish such other information as it may reasonably require in determining the eligibility of the proposed nominee to serve as a director of Dana.

Dana’s Bylaws specifying the advance notice and additional requirements for shareholder nomination and shareholder proposal requirements are available on Dana’s website at www.dana.com.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that eight of Dana’s ten current directors, or 80%, are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement and the proxy card, as well as the 2011 annual report, electronically by going to our website at www.dana.com/2012proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2012.

The proxy statement and Dana’s annual report to security holders are available on our website at www.dana.com/2012proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers are those individuals who serve on Dana’s Strategy Board. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

Name	Age as of March 1, 2012	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Aziz S. Aghili	53	President of Off — Highway Technologies (since July 2011), President, Asia Pacific (since October 2010), President, Dana Europe (December 2009 to October 2010), Dana Holding Corporation; Vice President and General Manager, Body Systems (France) (August 2007 to December 2009), Vice President, Asia Pacific (March 2007 to August 2007), Meritor, Inc. (global auto parts supplier).	2011 — Present

Jeffrey S. Bowen	54	Chief Administrative Officer (since September 2011), Dana Holding Corporation; Corporate Vice President (January 2010 to August 2011), Vice President, GM Dealership (June 2008 to December 2009), Vice President, Human Resources Operations (2007 to May 2008), Navistar International Corporation (commercial vehicle manufacturer).	2011 — Present

George T. Constand	53	Chief Technical and Quality Officer (since January 2009), Vice President Global Engineering, Light Axle Products, Automotive Systems Group (April 2005 to December 2008), Dana Holding Corporation.	2009 — Present

Jacqueline A. Dedo	50	Chief Strategy Officer (since June 2010), Chief Strategy and Procurement Officer (June 2010 to June 2011), Senior Vice President — Strategy and Business Development (September 2008 to June 2010), Dana Holding Corporation; Senior Vice President of Innovation and Growth (mid 2007 to March 2008), President — Automotive Group (April 2004 to mid 2007), The Timken Company (manufacturer of bearings, alloy and specialty steel).	2008 — Present

Marc S. Levin	57	Senior Vice President, General Counsel and Secretary (since February 2008), Acting General Counsel and Acting Secretary (April 2007 to February 2008), Deputy General Counsel (February 2005 to April 2007), Dana Holding Corporation.	2008 — Present

Name	Age as of March 1, 2012	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Dwayne Matthews	52	President of Power Technologies (since September 2009), Vice President of Operations and Sales for Sealing Products Group — North America (2006 to September 2009), Dana Holding Corporation.	2011 — Present

William G. Quigley, III	50	Executive Vice President and Chief Financial Officer (since March 2012), Dana Holding Corporation; Executive Vice President and Chief Financial Officer (November 2007 to October 2011), Senior Vice President and Chief Financial Officer (March 2007 to November 2007), Visteon Corporation (global automotive supplier).	2012 — Present

Mark E. Wallace	45	Executive Vice President and President of On — Highway Technologies (since June 2011) President — Heavy Vehicle Group (August 2009 to June 2011), President of Global Operations (January 2009 to December 2009), President Operational Excellence Group (October 2008 to December 2008), Dana Holding Corporation; President and Chief Executive Officer (January 2008 to October 2008), Vice President and Chief Operating Officer (June 2003 to January 2008) Webasto Roof Systems, subsidiary of Webasto A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present

Roger J. Wood	49	President and Chief Executive Officer (since April 2011), Dana Holding Corporation; Executive Vice President (May 2009 to April 2011) and Group President, Engine (January 2010 to April 2011), BorgWarner, Inc. (a leading, global supplier of highly engineered automotive systems and components); President (August 2005 to December 2009), BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc. (subsidiaries of BorgWarner Inc.).	2011 to Present

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers. This discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and this discussion should be read in conjunction with those disclosures.

We believe that our compensation program objectives outlined below have resulted in decisions on executive compensation that have appropriately encouraged the achievement of financial goals that have benefited our shareholders and are expected to drive long term shareholder value. We had a strong 2011 fiscal year, meeting or exceeding all of our financial goals. Summarized below are some key highlights of our financial performance for fiscal 2011:

•	We achieved positive net income of $219 Million.

•	Our Adjusted EBITDA was $765 Million on Sales of $7.592 Billion.

•	Our Adjusted EBITDA was 10.1% as a percentage of Sales.

•	Our Free Cash Flow was $174 Million.

These achievements represent the continuation of a strong growth trend. The compensation decisions made by our Compensation Committee with respect to 2011 reflect our company’s strong performance relative to our expectations for the year despite the instability of the global economy, especially as it relates to the European region and Asia-Pacific.

The following members of our Strategy Board are our named executive officers for 2011:

Roger J. Wood – President and Chief Executive Officer

James A. Yost – Executive Vice President and Chief Financial Officer

Mark E. Wallace – Executive Vice President and President, On-Highway Technologies

Aziz S. Aghili – President, Off-Highway Technologies and President, Asia-Pacific

Marc S. Levin – Senior Vice President, General Counsel and Secretary

John M. Devine, who served as our Executive Chairman prior to retiring from Dana in June 2011 is also included as a named executive officer since he served as our interim CEO during part of 2011. In addition, as previously disclosed, Mr. Yost stepped down from his role as our Chief Financial Officer on March 1, 2012 and will leave Dana on May 12, 2012.

Objectives and Elements of Our Compensation Program

The overall objectives of our executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over short term and long term horizons; and

•	Attract and retain executive talent.

The principal elements of our executive compensation program are:

•	Base salary;

•	Annual cash incentives;

•	Long term incentives;

•	Perquisite allowance; and

•	Retirement benefits.

Certain executives, including some of our named executive officers, have executive employment agreements, supplemental executive retirement plans (SERPs), and change in control agreements, as described in the “Executive Agreements” section below.

Administration

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers, and in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the SEC, the New York Stock Exchange and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2011 were: Keith E. Wandell (Chairman), Mark A. Schulz (through October 2011), David P. Trucano (resigned February 2012), Joseph C. Muscari and Steven B. Schwarzwaelder (since October 2011).

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our President and Chief Executive Officer (CEO), setting base salary and incentive opportunities for our CEO and other senior executives, establishing the overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment and severance agreements for our CEO and key senior executives designated by our CEO. Executive sessions are held by the Compensation Committee without the participation of any member of executive management, including the named executive officers.

Compensation Consultant

The Compensation Committee retained Mercer for 2011 as an independent advisor to the Compensation Committee. In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, Mercer provided select services for Dana in various other capacities in 2011. Those services included international benefits pooling consulting, other global compensation consulting where Mercer data was most prevalent in a given country, and employee benefits reviews and administration. Our management utilized Pay Governance for compensation and benefits advice.

Our Peer Group and Use of Competitive Market Data

Our management as well as the Compensation Committee reviews competitive market data to assist in decision-making regarding Dana’s compensation and benefits programs. Both reviewed market pay data among comparably-sized general industrial companies, as provided by Towers Watson and Mercer. Market pay data was gathered from Towers Watson’s 2010 U.S. CDB General Industry Executive Database which contains compensation data from over 750 participating companies in the U.S. as well as from Mercer’s 2011 Benchmark Database which contains compensation data from over 3,000 participating companies in the U.S.

Our management and the Compensation Committee review the pay and performance of each named executive officer and, in the process, use the survey market pay data and peer group data when available to establish appropriate compensation levels. Our peer group includes the following companies: Eaton Corporation, TRW Automotive Holdings, Navistar International Corp, Cummins Inc., Parker-Hannifin Corp, Lear Corp, Federal-Mogul Corp, Oshkosh Corp, Tenneco Inc, Meritor Inc, BorgWarner Inc, Manitowoc Co, Joy Global Inc, Exide Technologies and Timken Co. Our peer group was selected by the Compensation Committee during 2010 based on the following considerations:

•	Similar industry — Auto Parts and Heavy Equipment Manufacturers;

•	Similar size range — $2.5 billion to $12 billion; and

•	Industrial Machinery, Construction and Farm Machinery, Heavy Trucks, and other Durable Goods manufacturers

Companies were excluded if they were non-U.S. based companies, companies with expected revenue less than one half and greater than two times Dana’s annual revenue and companies recently in bankruptcy.

In October 2011, we completed a comprehensive review of the competitiveness of our U.S.-based employees in relation to base pay, annual and long term incentives and benefits, including our named executive officers. We use external data to develop a competitive range considering market median levels of total compensation and benefits. From time to time, Dana may choose to exceed the market median pay range to attract the right talent or as individual performance dictates, but it is our general policy to target the 50th percentile.

Base Salaries

Base salaries are intended to be market-competitive and to provide a minimum level of guaranteed compensation. The base salaries of the executive officers, including our named executive officers, were determined when they first joined Dana, when they were promoted from within Dana, as part of our annual merit planning process or as a market adjustment. Dana’s philosophy is to target a range of +/-15% of the 50th percentile for senior executives. From time to time, when recruiting key talent from other companies both within and outside of the automotive industry or promoting from within Dana, base salaries could exceed the range, based on the candidate’s current salary or other factors. Our CEO and Chief Administrative Officer (CAO) are responsible for making salary recommendations to the Compensation Committee for executive officers, other than with respect to their own salary. The increases received by our named executive officers in 2011 consisted of a combination of merit increases, promotions and market adjustments. The average base salary increase (inclusive of merit increases, market adjustments and promotions) for 2011 was 8% for our named executive officers (excluding Mr. Devine who did not receive a base salary increase in 2011).

In April 2011, Dana entered into an executive employment agreement with Mr. Wood to serve as Dana’s President and CEO succeeding Mr. Devine who had served as Chairman, interim CEO and President of Dana. Mr. Devine returned to his prior role as Executive Chairman until he retired in June 2011. For a discussion of why Dana chose to split the roles of Executive Chairman and CEO, see the “Board Leadership” section below. In determining Mr. Wood’s base compensation, the Board considered input from Mercer including survey pay data and peer group data for the CEO position.

Annual Incentive Program

Dana maintains an Annual Incentive Program (AIP) for approximately 1,000 employees, including our named executive officers, that provides cash incentives driven by Dana’s performance. Each year, the Compensation Committee reviews and approves an annual cash bonus target for the named executive officers, as a percentage of base salary. The named executive officers may earn from 0% to 200% of their individual target depending on actual corporate financial performance compared to the pre-established goals set by the Compensation Committee. The Compensation Committee also establishes the performance metrics and goals that are used for determining AIP payouts in compliance with Section 162(m) of the IRS Code.

The 2011 AIP was designed around achieving certain financial target performance goals, which were Earnings Before Interest, Taxes, less Restructuring and certain other adjustments or “EBIT-R” (60% weighted) of $416 million and Free Cash Flow or “FCF” of $262 million, defined as cash flow from operations plus i) pension contributions and ii) interest expense paid net of interest income received less i) capital expenditures and ii) reorganization-related claim payments (40% weighted). We believe utilizing EBIT-R as a component of short-term compensation was important because this metric measures our operational profitability without discouraging the pursuit of restructuring and other actions that are expected to provide long term value. Additionally, the Compensation Committee believed that FCF was a fundamental metric to use to determine short term incentive because of the significance of maintaining sufficient capital in industries such as ours. Our 2011 actual results for EBIT-R were $445 million and for FCF $230 million. This performance by Dana in 2011 resulted in a payout of 105% of the established targets for each of our named executive officers.

The amounts of annual incentive awards payable for reaching 2011 performance goals under the 2011 AIP at threshold, target and maximum for each of our named executive officers is set forth below in the table titled “Grants of Plan-Based Awards”. The actual award paid is set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”.

Long Term Incentive Awards and 2011 Long Term Incentive Program

We believe that our long term incentive awards serve an important role by balancing short term goals with long term shareholder value creation and minimizing risk taking behaviors that could negatively affect long term results. All long term incentive awards are made pursuant to the 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan). These awards are provided to achieve the following objectives:

•	Align the executives’ interests with those of shareholders;

•	Focus executives on longer-term performance and business objectives, particularly the creation of shareholder value;

•	Facilitate attraction, motivation and retention of executives; and

•	Minimize and balance risk-taking behaviors for long-term results.

2011 Long Term Incentive Program (LTIP)

Approximately 140 senior management employees designated by Dana, including our named executive officers, participated in the 2011 LTIP (excluding Mr. Devine). For 2011, Dana utilized market pay data as described in the annual review mentioned above to create a long term incentive compensation structure for the management team, including our named executive officers. Each of our named executive officers receives an LTIP award based on a target dollar value assigned to his or her position based on our market comparison for similar positions, utilizing both peer and market data. For 2011, our senior executives, including our named executive officers, were eligible for long term incentive awards consisting of 1/3 stock options, 1/3 restricted stock units (RSUs) and 1/3 performance cash.

We believe it is important to provide our senior executives, including the named executive officers, with stock options, restricted stock units (RSUs) and performance cash because the awards serve different purposes. Stock options, in particular, encourage executives to achieve long term goals because they only have value to the recipient if there are gains in the stock price that would also create value for our shareholders. Since the executive receives value from the stock option grants only in the event of stock appreciation, stock options are a strong incentive to (i) improve long term financial performance, (ii) focus on longer horizon decisions as well as short term decisions and (iii) increase shareholder value. Stock option awards under the 2011 LTIP have a contractual term of 10 years and vest in equal increments over 3 years.

Similar to stock options, RSUs encourage executives to achieve long term goals because they increase in value based on gains in the stock price that would also create value for our shareholders. Unlike stock options, RSUs provide an initial value to the employee which could decrease or increase based on stock price performance which aligns the employee’s interest with those of our shareholders. Finally, the RSUs are not generally paid out unless the employee remains with the company through the vesting period which creates an incentive for employees to remain with the company and focus on enhancing long term growth.

Our performance cash award encourages the executive to achieve Dana’s long term goals, while being rewarded only if certain financial objectives are achieved. In addition, awards paid over time in our LTIP are intended to have a retentive effect. Performance-based awards under the 2011 LTIP are based on two key metrics; Return On Invested Capital (ROIC) (75% weighted) and Net New Business Wins (25% weighted). Our 2011 target for ROIC was 14.7% and $750 million for Net New Business Wins. Our 2011 results for ROIC was 16% and $900 million for Net New Business Wins. Dana believes these two metrics are significant in that ROIC ensures management uses the company’s capital in an effective manner which drives shareholder returns, and Net New Business Wins ensures profitable growth in the future and that we are pursuing the right business.

Performance cash granted in 2011 covers three performance cycles (2011, 2012 and 2013). Each cycle is measured independently using metrics that are aligned to each year’s annual operating plan goals. Each year has the potential to be earned at, below, or above target but the award does not vest until the end of the performance period in early 2014. Each metric has a performance range of twenty five percent (25%) to two hundred fifty percent (250%) of target with the combined payout capped at 200%.

Based on 2011 company performance, the Compensation Committee certified that we achieved 169% of target for the 2011 performance cash cycle. The value of stock option awards and restricted stock units granted to each of our named executive officers in 2011 is set forth in the “Summary Compensation Table” below.

2010 Performance-Based Awards

As previously disclosed in the 2010 Proxy Statement, Dana granted performance shares and performance cash in 2010. These grants are scheduled to vest in 1/3 increments based on meeting or exceeding certain financial performance goals. The 2011 tranche of the 2010 performance-based awards was earned at 169%. Mr. Devine did not participate in this award. The actual cash-based award earned is provided in the “Summary Compensation Table” below. The performance cash is payable in 2012 and the performance shares are not payable until 2013.

2011 Award to Mr. Devine

In February 2011, the Compensation Committee made a determination that given the short term tenure of Mr. Devine’s role as interim CEO of Dana and to induce Mr. Devine to further postpone retirement from Dana until our permanent CEO was named, it was appropriate to provide Mr. Devine with an award comprised of restricted stock units in lieu of participating in the 2011 Long Term Incentive Plan. A portion of this award was earned by Mr. Devine on a pro-rata basis as a result of his retirement from Dana.

2011 Awards to Mr. Wood

As noted above, Mr. Wood was hired in April 2011 as our President and CEO. Mr. Wood received a long term incentive grant consisting of stock options, restricted stock units and performance cash as well as a cash payment to be used to buy Dana common stock as part of his negotiated executive employment agreement. Additional information regarding these awards is set forth in the “Executive Agreements” section below. These awards were made i) as an inducement to join Dana, ii) to make up for forfeited incentive awards from his prior employer and iii) as a participant in the 2011 Long Term Incentive Plan. The factors considered in determining the appropriate long term incentive grant for Mr. Wood included competitive compensation related to our peer group and encouraging him to forego outstanding compensation awards at his previous employer.

2011 Award to Mr. Wallace

In June 2011, Mr. Wallace received an award consisting of RSUs. This award was made to Mr. Wallace in recognition of his promotion within Dana to Executive Vice President and President of On-Highway Technologies, our largest business unit. Further, this award contained a retentive component designed to encourage Mr. Wallace to remain with Dana for the long term.

Equity awards granted for each of our named executive officers are set forth in the “Grants of Plan-Based Awards” table below.

Equity-Based Grant Practices

Under our equity-based granting practices, we make regular equity-based grants to eligible employees, including named executive officers, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of stock options, is the closing price of our common stock on the New York Stock Exchange on the day of the grant. We also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be executive officers within the meaning of Section 162(m) of the Internal Revenue Code (Covered Employees), or officers subject to Section 16 of the Exchange Act (Section 16 Officers), including named executive officers, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that none are reasonably likely to have a material adverse effect on Dana. In order to avoid excessive risk taking behaviors, Dana has put into place several mechanisms, including, but not limited to, stock ownership guidelines, caps on annual incentive payouts, financial performance-based annual incentive programs, long term incentive awards (which are delivered primarily in the form of equity), a practice of using a mix of multiple types of awards, and a practice of using multiple metrics to determine annual and long term incentive payouts. Stock ownership guidelines, as discussed below, encourage our executives to maintain a certain level of company ownership, thus encouraging them to have an interest in the long term success of the company. Long term incentive awards such as restricted stock units or performance shares or equity acquired externally count toward our stock ownership guidelines. Annual incentive payouts are capped to avoid decisions that may lead to an exorbitant payout in one year to the detriment of performance in following years. In addition, our 2008 Omnibus Incentive Plan (and our proposed new 2012 Omnibus Incentive Plan) has a “clawback” provision related to incentive payments in the event of financial restatements. See “Clawback Provisions” below.

Stock Ownership Guidelines

We believe it is important to align the interests of the members of our Strategy Board (including our named executive officers) with those of our shareholders through ongoing stock ownership. Our Compensation Committee adopted stock ownership guidelines to encourage executives to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the executive’s annual base salary. We require these executives to achieve the targeted stock ownership levels within 5 years of being promoted or named to the applicable executive position.

Title	Minimum Investment (Multiple of base salary)
Chief Executive Officer	5
Members of the Strategy Board	3

Employment Agreements

Our Compensation Committee determined it was necessary to offer executive employment agreements in certain limited circumstances to attract senior executives. As a result, we have executive employment agreements with Messrs. Wood and Yost as discussed under the “Executive Agreements” section below.

Severance Arrangements

We have adopted both an executive severance plan (Executive Severance Plan) and a change in control severance plan (Change in Control Plan). Each of our current named executive officers (except Mr. Devine) participates in these plans. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants, non-compete agreements and consulting services.

Executive Severance Plan

The Executive Severance Plan was adopted in order to provide severance compensation to eligible executives whose employment is terminated for a reason other than cause, death, total disability or voluntary resignation. The plan is designed to offset the uncertainty of executives regarding their own futures if a termination actually occurs.

Change in Control Plan

We have also adopted the Change in Control Plan to provide severance benefits to eligible executives whose employment is terminated as a result of a change in control of the company. Each of our current named executive officers (except Mr. Devine) participates in the plan. We believe that such a plan helps to both attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in their termination of employment.

All of our named executive officers who were eligible under the plan voluntarily agreed to waive the excise tax gross up provision of this plan excluding Mr. Yost, whose severance benefit is outlined in his executive employment agreement. As a result, eligible executive officers would receive the better of the following change in control payments on an after-tax basis: i) change in control payment less excise tax (paid by executive), if the payment is deemed to be an excess parachute payment, and less other applicable income taxes or ii) change in control payment reduced to an amount such that an excise tax payment is not triggered, less other applicable income tax. If the excess parachute amount is not triggered, the change in control payment is not affected by any excise tax.

Additional information on the terms and conditions of these plans as they relate to our named executive officers is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.

Perquisites and Other Benefits

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides for an annual cash allowance to eligible employees (including our named executive officers) in lieu of individual executive perquisites. We provide a cash allowance, in lieu of an administratively burdensome and costly perquisite program, as part of a competitive pay package, which assists in recruiting and retaining talented executives from other companies that offer similar benefits. A fixed cash allowance also reduces our costs to administer the various components of a perquisites program. A cash-based program is preferred in lieu of programs such as car allowances, club memberships, tax and financial planning, etc. typically provided in a company-managed executive perquisite program. In addition, our cash perquisite program is a taxable benefit paid on a monthly basis, and unlike some managed perquisite programs, we do not provide tax gross-up payments to cover applicable taxes on the allowance. Our former Executive Chairman received $37,500 in 2011. Our CEO is entitled to $50,000 annually and the remaining named executive officers are each entitled to $35,000 annually.

Individual Discretionary Award

Our Compensation Committee has determined from time to time to grant an individual discretionary award outside of our annual incentive programs. The Compensation Committee believes certain executive officers should be further recognized for extraordinary service to the company and as a result makes limited discretionary awards to these individuals. Mr. Aghili received a cash award in recognition of taking on additional responsibilities during 2011. The actual award paid is set forth in the Bonus column of the “Summary Compensation Table”.

International Assignment Benefits

We maintain an International Assignment Policy for certain employees who accept an international assignment. The benefits under this program generally include some or all of the following benefits as needed: cost of living allowance, location premium, relocation allowance, housing allowance, transportation allowance, tax preparation, assignment completion payment, repatriation allowance and annual home leave. As a result of Mr. Aghili’s role as President, Off-Highway and Asia Pacific, he receives benefits under this program.

For more information on the benefits provided to Mr. Aghili, see the “Summary Compensation Table” and related footnotes below.

Relocation Assistance

On a limited basis, we offer relocation benefits to our employees and new hires. The benefits under this program generally include some or all of the following benefits as needed: pre-commitment visits, miscellaneous expense allowances, tax assistance, home sale assistance, loss on sale assistance, home purchase closing costs, household goods shipping, and temporary living expenses. Dana provides relocation benefits to encourage employees to relocate and to sell their homes in order to help ease and accelerate the transition time for the employee and the family and to help employees remain focused on our business rather than on personal relocation issues. Mr. Wallace utilized the relocation program during 2011.

For more information on the benefits provided to Mr. Wallace, see the “Summary Compensation Table” and related footnotes below.

Automotive Transportation

We provide our Executive Vice President and Chief Financial Officer, Mr. Yost, with periodic access to automotive transportation service between his home located in the Detroit metropolitan area and our corporate headquarters in Maumee. We provide this benefit to Mr. Yost in lieu of relocation to the Toledo area. This benefit allows Mr. Yost to more efficiently and effectively conduct company business and do it in a safer manner while commuting approximately three hours a day.

For more information on this benefit provided to Mr. Yost, see the “Summary Compensation Table” and related footnotes below.

Commercial Air Travel

Prior to his June 2011 retirement, we provided limited commercial air travel for Mr. Devine to and from his home in California. This arrangement was made to encourage Mr. Devine to continue service with Dana while his residence and family remained in California and in lieu of relocation and home purchase assistance. This benefit was treated as taxable income to Mr. Devine and was not grossed up by Dana. We no longer provide any air travel accommodations for personal purposes for any employee.

The aggregate cost to Dana of this benefit for Mr. Devine is described further under the “Summary Compensation Table” and related footnotes below.

Additional Benefits

We maintain a “safe harbor” 401(k) plan for our employees, including the named executive officers. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation; providing a maximum employer match of 4% of compensation to an employee. Matching contributions are credited to participating employees whose compensation exceeds IRS limits in the 401(k) plan. Beginning in 2012, we will make an additional contribution of 1% of an employee’s compensation into the 401(k) plan.

We also provide Supplemental Executive Retirement Plans (SERPs) to certain executives, including our named executive officers. The SERP benefit is provided to our executives as part of a competitive retirement program in line with our peers. For more information regarding SERPs, see the narrative following the “Nonqualified Deferred Compensation” table below.

Clawback Provisions

In order to mitigate risk to Dana of paying either annual or long term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results that provides for the Compensation Committee to review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee makes a recommendation to the independent members of the Board as to whether to seek recovery from the officer of any compensation exceeding that to which he or she would have been entitled based on the restated results or to pay to the officer additional amounts to which he or she would have been entitled based on the restated results, as the case may be. In the case of Mr. Wood, his executive employment agreement sets forth clawback provisions in addition to the Clawback Policy described above. These additional clawback provisions are described below under “Executive Agreements”.

Impact of Accounting and Tax Treatments

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to certain of our named executive officers. This limitation generally does not apply to compensation that is considered “performance-based”. It is our Compensation Committee’s position that in administering the “performance-based” portion of Dana’s executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m). However, our Compensation Committee believes that it needs to retain the flexibility to exercise its judgment in evaluating an executive’s performance and that the total compensation program for executives should be managed and administered in accordance with Dana’s objectives and in the overall best interests of Dana’s shareholders. Should the requirements for deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with the best interests of shareholders, as our Compensation Committee determines, compensation in excess of the Section 162(m) limitations may be authorized in a particular year. For 2011, a portion of the compensation shown in the Summary Compensation Table for Mr. Aghili in excess of $1,000,000 was not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS No. 123(R)). Further information about this accounting treatment can be found in Note 9 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Keith E. Wandell, Chairman

Joseph C. Muscari

Steven B. Schwarzwaelder

February 21, 2012

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President and CEO, Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2011 as well as our former Executive Chairman who served as interim CEO for a portion of 2011 for which disclosure is required for the 2011 fiscal year (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Nonqualified Deferred Compensation Earnings(9) ($)	All Other Compensation ($)(7)(8)	Total ($)
Roger J. Wood	2011	671,032	1,250,000	6,243,667	1,266,667	1,147,125	17,041	69,700	10,665,232
President and Chief Executive Officer
James A. Yost	2011	643,500	0	530,400	530,400	823,117	344,857	53,763	2,926,037
Executive Vice President and Chief Financial Officer	2010	618,000	62,000	510,000	510,000	870,064	178,586	66,249	2,814,899
	2009	576,923	125,000	0	97,500	0	114,199	69,080	982,702
Mark E. Wallace	2011	517,213	0	822,809	310,500	642,007	32,059	133,162	2,457,750
Executive Vice President and President of On-Highway Technologies	2010	461,813	59,000	300,000	300,000	585,862	12,673	47,461	1,766,809
	2009	390,384	100,000	0	40,500	0	0	404,518	935,402
Aziz S. Aghili	2011	435,117	50,000	172,917	172,917	398,350	20,806	790,957	2,041,064
President of Off- Highway Technologies and Asia-Pacific
Marc S. Levin	2011	419,250	0	260,000	260,000	453,906	41,070	46,387	1,480,613
Senior Vice President, General Counsel and Secretary

SUMMARY COMPENSATION TABLE FOR FORMER EXECUTIVE OFFICER

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation(6) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)(8)	Total ($)
John M. Devine(10)	2011	520,000	0	2,000,000	0	546,000	0	80,635	3,146,635
Retired Executive Chairman	2010	1,006,061	27,000	0	493,513	2,205,000	0	154,380	3,885,954
	2009	1,298,077	500,000	0	0	0	0	790,412	2,588,489

Footnotes:

(1)	The latest position held by the named executive officer as of December 31, 2012. Mr. Devine who is in our Summary Compensation Table for Former Executive Officer retired on June 30, 2011. Mr. Yost stepped down from his role as our Chief Financial Officer on March 1, 2012 and will leave Dana on May 12, 2012.

(2)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(3)	This column includes sign-on bonuses provided to Mr. Wood as part of his executive employment agreement upon his hire with Dana as discussed in the “Executive Agreements” section below. In addition, the column includes the Individual Discretionary Award provided to Mr. Aghili as discussed in the Compensation Discussion and Analysis above.

(4)

With respect to 2011 grants, this column shows the grant date value of restricted stock unit awards. With respect to 2010 grants, this column shows performance-based equity awards and reflects the award value at the date of the grant based on the most probable outcome of the performance conditions to which the award is subject in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining fair value for share-based compensation, refer to notes 1 and 9 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended

December 31, 2011. See the “Grants of Plan-Based Awards” table below for information on awards made in 2011. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the market value of shares not vested as of December 31, 2011.

(5)	This column shows performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflects the full grant date fair values in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining the value for share-based compensation, refer to notes 1 and 9 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2011. See the “Grants of Plan-Based Awards” table below for information on awards made in 2011. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the number of exercisable and unexercisable options held, option exercise price, and option expiration dates as of December 31, 2011.

(6)	This column shows the cash incentive awards earned for performance under our 2011 Annual Incentive Program (AIP) and our Long Term Incentive Performance Cash program for 2011.

Annual Incentive Program Payments		Long-Term Incentive Performance Cash Payments
Roger J. Wood	$1,147,125	James A. Yost	$311,242
James A. Yost	$511,875	Mark E. Wallace	$207,307
Mark E. Wallace	$434,700	Aziz S. Aghili	$67,600
Aziz S. Aghili	$330,750	Marc S. Levin	$161,113
Marc S. Levin	$292,793
John M. Devine	$546,000

(7)	The total values shown for the individuals during 2011 includes perquisites and benefits set forth below and in footnote 8. See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

•

Roger J. Wood — $35,317 for perquisite allowance; $9,800 for contributions to Dana Retirement Savings Plan (401K); $1,137 for life benefits (including AD&D and group variable universal life insurance); $13,880 for professional fees and costs incurred in connection with the documentation of the employment agreement.

•

James A. Yost — $35,000 for perquisite allowance; $4,770 for automotive transportation service; $9,800 for contributions to Dana Retirement Savings Plan (401K); $4,193 for life benefits (including AD&D and group variable universal life insurance).

•

Mark E. Wallace — $35,000 for perquisite allowance; $9,800 for contributions to Dana Retirement Savings Plan (401K); $660 for life benefits (including AD&D and group variable universal life insurance); $50,623 for relocation benefits.

•

Aziz S. Aghili — $29,167 for perquisite allowance; $9,800 for contributions to Dana Retirement Savings Plan (401K); $1,258 for life benefits (including AD&D and group variable universal life insurance); $683,715 for international assignment benefits.

•

Marc S. Levin — $35,000 for perquisite allowance; $9,800 for contributions to Dana Retirement Savings Plan (401K); $1,587 for life benefits (including AD&D and group variable universal life insurance).

•

John M Devine — $37,500 for perquisite allowance; $6,167 for life benefits (including AD&D and group variable universal life insurance); $36,968 for commercial airfare, rental car usage and hotel usage.

(8)	During 2011, Dana made the following tax “gross up” payments:

•	Roger J. Wood — $9,566 tax gross up for professional fees and costs incurred in connection with the documentation of his employment agreement.

•	Mark E. Wallace — $37,079 tax gross up for relocation benefits.

•	Aziz S. Aghili — $67,017 tax gross up for international assignment benefits.

(9)	Credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan. Mr. Yost participates in a supplemental executive retirement plan. The amount of matching contributions for this period for Mr. Yost was $45,458 and the change in value of his SERP for this period was $299,399. Mr. Levin participated in a cash balance plan that is currently frozen. The amount of matching contributions for this period for Mr. Levin was $22,876 and the change in value of his cash balance plan was $18,194. See the “Nonqualified Deferred Compensation” table below for additional information.

(10)	Mr. Devine retired from Dana effective June 30, 2011.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2011 under Dana’s Plan.

Grants of Plan-Based Awards at Fiscal Year-End

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)	Target ($)	Maximum ($)
Roger J. Wood	4/18/11				76,351	(3)			1,266,667
	4/18/11						137,830	16.59	1,266,667
	4/18/11				300,000	(4)			4,977,000
	AIP	109,250	1,092,500	2,185,000
	Performance Cash	79,166	1,266,667	2,533,334
James A. Yost	2/23/11				29,797	(3)			530,400
	2/23/11						53,793	17.80	530,400
	AIP	48,750	487,500	975,000
	Performance Cash	33,150	530,400	1,060,800
Mark E. Wallace	2/23/11				17,443	(3)			310,500
	2/23/11						31,490	17.80	310,500
	7/26/11				28,944	(5)			512,309
	AIP	41,400	414,000	828,000
	Performance Cash	19,406	310,500	621,000
Aziz S. Aghili	2/23/11				9,714	(3)			172,917
	2/23/11						17,537	17.80	172,917
	AIP	31,500	315,000	630,000
	Performance Cash	10,807	172,917	345,834
Marc S. Levin	2/23/11				14,606	(3)			260,000
	2/23/11						26,369	17.80	260,000
	AIP	27,885	278,850	557,700
	Performance Cash	16,250	260,000	520,000
John M. Devine	2/23/11				112,359	(9)			2,000,000
	AIP	104,000	1,040,000	2,080,000

Footnotes:

(1)	These columns reflect the potential payments for each of the named executive officers under our 2011 AIP. As discussed in the Annual Incentive Program section of the “Compensation Discussion and Analysis” above, the actual payout for the 2011 AIP was 105% of target based on 2011 performance against established metrics. Refer to the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for individual pay-out amounts. Refer to the 2011 Annual Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(2)	These columns also reflect the potential payments for each of the named executive officers under the Performance Cash component of the 2011 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, performance cash accounts for 1/3 of the 2011 LTIP and consists of three tranches (2011, 2012, and 2013), each calculated independently, and cliff vesting at the end of the three year period. For the 2011 performance period, the actual payout was 169% of target based on 2011 performance against established metrics. Refer to the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for individual pay-out amounts. Mr. Devine did not receive a 2011 Performance Cash grant. Refer to the 2011 Long term Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(3)	This amount represents restricted stock units granted under the Restricted Stock Unit component of the 2011 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, restricted stock units accounted for 1/3 of the 2011 LTIP. The restricted stock units cliff vest three years from the date of grant.

(4)	This amount represents restricted stock units granted to Mr. Wood as an inducement to join Dana and to make up for forfeited incentive awards from his prior employer. The restricted stock units cliff vest three years from the date of grant.

(5)	This amount represents restricted stock units granted to Mr. Wallace as a retentive component designed to encourage Mr. Wallace to remain with Dana for the long term. The restricted stock units cliff vest two years from the date of grant.

(6)

This column reflects the non-qualified stock options granted to each of the named executive officers under the Stock Option component of the 2011 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, stock options accounted for 1/3 of the 2011 LTIP. The options vest in 1/3rd increments beginning on the first year anniversary date of the grant with a 10-year term.

(7)	The exercise price is the closing stock price of Dana’s common stock on the New York Stock Exchange on the date of grant.

(8)	This column represents the fair value (at grant date) of stock options and performance share units granted to each of the named executive officers in 2011. The value of the performance share unit grants is calculated at target level using the closing stock price on the date of grant. The stock option grant valuation reflects the full grant date fair values in accordance with FASB ASC Topic 718.

(9)	This amount represents restricted stock units granted to Mr. Devine to induce Mr. Devine to further postpone retirement from Dana until our permanent CEO was named. Mr. Devine became vested in a pro-rata number of restricted stock units upon his retirement on June 30, 2011.

2008 Dana Holding Corporation Omnibus Incentive Plan.    The 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan) is administered by the Compensation Committee. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and non-stock based awards under the Plan.

The maximum number of shares of Dana’s common stock available under the Plan is 16,090,000 shares. Any shares related to awards that terminate or are forfeited are added back to the pool. The aggregate number of shares of common stock actually issued or transferred by Dana upon the exercise of incentive stock options may not exceed 4,000,000 shares. We have not granted any incentive stock options under the Plan. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of common stock during any calendar year, subject to adjustments as provided in the Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,000,000 shares of common stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $10,000,000. The maximum number of shares that may be granted under the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. No grants may be made under the Plan after December 25, 2017.

Under the Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the grant of other types of awards. Upon a change in control of Dana, except as otherwise provided in the terms of the award or as provided by the Compensation Committee, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target levels.

The following table provides information on stock option, restricted stock unit and performance share unit grants awarded pursuant to the Plan for each named executive officer and as outstanding as of December 31, 2011. Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2011 of $12.15 per share.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger J. Wood			137,830	(1)	16.59	4/18/21	76,351	(8)	927,665
							300,000	(9)	3,645,000
James A. Yost	85,781				12.25	5/13/18	29,797	(11)	362,034	45,252	(10)	549,812
	142,458	(2)			12.25	5/13/18
	108,333	(3)	108,334	(3)	.51	3/18/19
	24,495	(4)	48,992	(4)	11.27	3/2/20
			53,793	(5)	17.80	2/23/21
Mark E. Wallace	12,834	(6)			2.09	11/3/18	28,944	(12)	351,670	26,619	(10)	323,421
			45,000	(3)	.51	3/18/19	17,443	(11)	211,932
			28,818	(4)	11.27	3/2/20
			31,490	(5)	17.80	2/23/21
Aziz S. Aghili	5,000	(7)	5,000	(7)	9.19	12/14/19	9,714	(11)	118,025	8,873	(10)	107,807
			9,606	(4)	11.27	3/2/20
			17,537	(5)	17.80	2/23/21
Marc S. Levin			36,667	(3)	.51	3/18/19	14,606	(11)	177,463	22,182	(10)	269,511
	12,007	(4)	24,016	(4)	11.27	3/2/20
			26,369	(5)	17.80	2/23/21
John M. Devine	800,000	(13)			12.75	2/4/18
	333,334	(14)			1.90	6/30/16
	18,018	(15)	36,036	(15)	15.02	11/5/20

Footnotes:

(1)	Options vest in 1/3rd increments annually on April 18, 2012, April 18, 2013 and April 18, 2014.

(2)	Options became fully vested on May 13, 2011.

(3)	Options vest in 1/3rd increments annually with the remaining vesting date of March 18, 2012.

(4)	Options vest in 1/3rd increments annually with the remaining vesting dates of March 2, 2012 and March 2, 2013.

(5)	Options vest in 1/3rd increments annually with the vesting dates of February 23, 2012, February 23, 2013 and February 23, 2014.

(6)	Options became fully vested on November 3, 2011.

(7)	Options vest in 1/3rd increments annually with the remaining vesting date of December 14, 2012.

(8)	Restricted stock units granted on April 18, 2011 to cliff vest on April 18, 2014.

(9)	Restricted stock units granted on April 18, 2011 to vest in 1/2 increments on April 18, 2013 and April 18, 2014.

(10)	Performance share units granted in 2010 to cliff vest at the end of the performance period 2010 – 2012. Units shown at “target” level for 2010, 2011, and 2012.

(11)	Restricted stock units granted on February 23, 2011 to cliff vest on February 23, 2014.

(12)	Restricted stock units granted on July 31, 2011 to cliff vest on July 31, 2013.

(13)	Options became fully vested on August 4, 2010.

(14)	Options became fully vested on October 31, 2011.

(15)	Options vest in 1/3rd increments annually with the remaining vesting dates of November 5, 2012 and November 5, 2013.

The following table provides information concerning the exercise of stock options and the vesting of performance share units and restricted stock units, during the fiscal year ended December 31, 2011, for each of the named executive officers.

Options Exercises and Stock Vested During Fiscal Year

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mark E. Wallace	14,409	(1)	75,692
	45,000	(2)	720,590
Aziz S. Aghili	5,000	(4)	46,450
	4,803	(1)	34,630
Marc S. Levin	85,616	(3)	702,667
	38,333	(2)	678,015
John M. Devine				83,334	(5)	1,178,343	(8)
				83,334	(6)	1,178,343	(8)
				56,180	(7)	1,028,094	(9)

Footnotes:

(1)	The amount represents shares acquired through the exercise of non-qualified stock options granted on March 2, 2010 with an exercise price of $11.27.

(2)	This amount represents shares acquired through the exercise of non-qualified stock options granted on March 18, 2009 with an exercise price of $0.51.

(3)	This amount represents shares acquired through the exercise of non-qualified stock options granted on April 16, 2008 with an exercise price of $10.00.

(4)	This amount represents shares acquired through the exercise of non-qualified stock options granted on December 14, 2009 with an exercise price of $9.19.

(5)	This amount represents restricted stock units awarded in 2008 that vested 1/3rd on October 31, 2011.

(6)	This amount represents performance share units awarded in 2008 that vested 1/3rd on October 31, 2011 and were earned at target.

(7)	This amount represents restricted stock units that vested on a pro-rata basis on June 30, 2011 upon Mr. Devine’s retirement.

(8)	This amount was calculated based on the closing price of our common stock on October 31, 2011.

(9)	This amount was calculated based on the closing price of our common stock on June 30, 2011.

The following table contains information with respect to the plans that provide for payments or other benefits to our named executive officers at, following, or in connection with retirement. The number of years of credited service and the actuarial present values in the table are computed as of December 31, 2011, the measurement date used for reporting purposes with respect to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2011.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Marc S. Levin(1)	CashPlus (Qualified Defined Benefit)	23.75	382,074	0

(1)	Mr. Levin participated in the CashPlus Plan which was a cash balance plan (a type of non-contributory defined benefit pension plan in which the participants’ benefits are expressed as individual accounts). The normal retirement age under this plan was 65. Benefits under the plan were computed as follows. During each year of participation in the plan, a participating employee earned a service credit equal to a specified percentage of his or her earnings (as defined in the plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his or her earnings above one-quarter of the taxable wage base. The specified percentages increase with the length of Dana service. A participant with 30 or more years of service received the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base). Benefit accruals under the CashPlus Plan were frozen on July 1, 2007, so that no additional service credits accrued thereafter. The interest credit is 5% and is applied each year until benefits commence whether or not the participant is actively employed with Dana.

The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2011.

Nonqualified Deferred Compensation at Fiscal Year-End

Name	Dana contributions in 2011 ($)		Aggregate earnings in 2011 ($)	Aggregate Balance on 12/31/11 ($)
Roger J. Wood	17,041	(1)	0	17,041
James A. Yost	321,750	(1)(2)	22,707	703,524	(2)
Mark E. Wallace	32,059	(1)	(1,204)	43,528
Aziz S. Aghili	20,806	(1)	(203)	25,937
Marc S. Levin	22,876	(1)	(101)	30,865

Footnotes:

(1)	Includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan. This credit is also reflected in footnote 9 of the “Summary Compensation Table” above.

(2)	Mr. Yost is a party to a supplemental executive retirement plan that was created upon Mr. Yost becoming our Executive Vice President & Chief Financial Officer in May 2008. The plan states his normal retirement date is the first of the month following age 62. The plan is credited on the first day of each calendar year. Accordingly, this amount is the balance as of January 1, 2012. This credit is also reflected in footnote 9 of the “Summary Compensation Table”.

Retirement Plans

Mr. Yost is eligible to receive a non-qualified supplement retirement benefit under his supplemental executive retirement plan that was created when he became our Executive Vice President and Chief Financial Officer in May 2008. Under the terms of Mr. Yost’s supplemental executive retirement plan, Dana created a notional defined contribution account that is unfunded and subject to the claims of Dana’s general creditors. Dana credits Mr. Yost’s account as follows: (a) 20% of Mr. Yost’s annual base pay; and (b) 20% of Mr. Yost’s annual incentive plan award; less (c) the basic credit provided to Mr. Yost under Dana’s Retirement Savings Plan (401(k)) plan (without regard to any matching contributions). Dana credits the accumulated balance in his account with an annualized return of 5% compounded annually. Mr. Yost is eligible to receive the accumulated balance of his account when his employment with Dana ceases which will be payable to him (or his beneficiary in the event of death) in a lump sum amount.

EXECUTIVE AGREEMENTS

We entered into an executive employment agreement with Mr. Wood in April 2011 and Mr. Yost in May 2008.

Roger Wood

In connection with Mr. Wood’s appointment as President and Chief Executive Officer, Dana executed an executive employment agreement in April 2011 with Mr. Wood approved by our Board of Directors. Under the terms of the executive employment agreement, Mr. Wood is entitled to the following:

•	$950,000 annual base salary;

•

Upon the achievement of target-level performance, an annual bonus of one hundred fifteen percent (115%) of his annual base salary with his 2011 payout guaranteed at a minimum of seventy-five percent (75%) of his annual base salary;

•	Eligible for annual grants pursuant to the long term incentive program under Dana’s 2008 Omnibus Incentive Plan to be valued at four hundred percent (400%) of his annual base salary;

•	300,000 restricted stock units granted as of the effective date of hire and vesting fifty percent (50%) on the first and fifty percent (50%) on the second anniversaries of his effective date of hire;

•	A one-time cash award of $500,000 to purchase (based on after-tax proceeds) Dana common stock;

•	A one-time special cash award of $1,500,000 payable in two (2) equal installments;

•	A “true-up” award payout over two years if his prior employer awards performance shares above 100% target level;

•	Appointment to the Dana Board of Directors;

•

Reimbursement of reasonable relocation expenses incurred for relocation of his principal residence and temporary living expenses in accordance with Dana’s relocation program applicable to Dana’s senior executives;

•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives; and

•	Reimbursement for professional fees and costs incurred in connection with the negotiation and documentation of his employment arrangements in an amount not to exceed $25,000.

Mr. Wood’s executive employment agreement is for an initial term of three-years, subject to extension at the end of the second year for additional one-year terms. Mr. Wood’s executive employment agreement also provides for severance payments and benefits in the event that his position with Dana is involuntarily terminated by Dana without cause or by Mr. Wood for good reason. Additionally, the executive employment agreement includes clawback provisions that apply to his sign-on awards, buy-out elements, and past-service benefits in the event he voluntarily terminates service without good reason or is terminated for cause on or before the third anniversary date of his employment (100% if before the 1st anniversary and pro rata thereafter). Mr. Wood has also waived any right to an excise tax gross up upon an eligible change in control event. For a period of twenty-four (24) months following his termination of employment, Mr. Wood is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Wood has also agreed that he will not disclose Dana’s confidential information.

James Yost

In connection with Mr. Yost’s appointment as Executive Vice President and Chief Financial Officer, Dana executed an executive employment agreement in May 2008 with Mr. Yost approved by our Board of Directors. As previously disclosed, Mr. Yost stepped down from his role as our Chief Financial Officer on March 1, 2012 and will leave Dana on May 12, 2012. Under the terms of the executive employment agreement, Mr. Yost is entitled to the following:

•	Base salary;

•	Annual target bonus of 75% of his annual base salary;

•	Future long term incentive award opportunities based upon 255% of the value of Mr. Yost’s then existing salary;

•	At end of Mr. Yost’s employment, all unvested long term incentive awards will become fully vested and earned by Mr. Yost based on corporate performance;

•	In the event of a change in control, any unvested options shares or performance shares will immediately vest and become exercisable;

•	A supplemental executive retirement plan, as described above under the “Nonqualified Deferred Compensation” table;

•	Car and driver service, as needed, between Toledo and Mr. Yost’s residence in metropolitan Detroit;

•	Participation in Dana-sponsored employee welfare benefit plans, programs and arrangements;

•	Participation in Dana’s Executive Perquisites Plan;

•

Other usual and customary benefits in which senior executives participate and other fringe benefits and perquisites as may be made available to senior executives (including but not limited to inclusion in the Executive Severance Plan); and

•	“Gross-up” payments upon becoming subject to (i) excise tax on any compensation under Mr. Yost’s executive employment agreement and (ii) upon any payment to Mr. Yost upon a change in control.

POTENTIAL PAYMENTS AND BENEFITS

UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana maintains both an Executive Severance Plan and Change in Control Plan that apply to certain senior executives, including our named executive officers. During 2008, Mr. Devine waived change in control payments he might be entitled to under the Change in Control Plan described below.

Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers, but excluding Mr. Devine as to “change in control” provisions). This is followed by tables relating to Messrs. Wood, Yost, Wallace, Aghili and Levin.

Executive Severance Plan

In the event any eligible executive officer, except our CEO, is involuntarily terminated by Dana without cause and such termination occurs prior to a change in control, Dana will pay the executive an amount based on his or her annual base salary and medical benefits coverage in effect on the date of termination for a period of 12 months. The medical benefit payment allows but does not require the employee to purchase additional coverage equal to a total of two years (three years for our CEO) of subsidized COBRA.

Our CEO is entitled to receive an amount based on his annual base salary in effect on the date of termination for a period of 24 months. The Executive Severance Plan contains an offset provision to prevent executives with severance provisions under an employment agreement from receiving double benefits.

Additionally, the executive, except our CEO, will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000. Our CEO will receive payment or reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $50,000 for a period of 24 months beginning on the employment termination date.

Change in Control Plan

Under our Change in Control Plan, all eligible executive officers, except our CEO, who incur a qualifying termination will be entitled to receive two years of salary and twice his or her target bonus for the year in which termination occurs. Our CEO is entitled to receive three years of salary and three times his target bonus for the year in which termination occurs. In addition, each named executive officer will be entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; (3) all equity awards which will vest in full and become fully exercisable as of the termination date; (4) any actual award credited to an eligible employee in connection with Dana’s performance awards all of which vest in full as of date of termination; (5) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two years (three years for our CEO) of subsidized COBRA; (6) the employee assistance program; (7) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for our CEO).

Prior to July 2009, our Change in Control Plan included a conditional excise tax gross-up provision such that if the executive incurred any excise tax by reason of his or her receipt of any payment that constituted an excess parachute payment, as defined in Section 280G of the Internal Revenue Code, the executive would be entitled to a gross-up payment only if the aggregate excess parachute payments exceeded 120% of the respective Section 280G limit. The amount of the gross-up payment would place the executive in the same after-tax position he or she would have been in had no excise tax applied. Under the plan, Dana is required to reduce the executive’s change in control benefits by up to 20% of the Section 280G limit if doing so avoids imposition of the Section 280G excise tax for the executive.

In July 2009, executives who were eligible for the change in control benefit voluntarily waived the excise tax gross up provision. All named executive officers who were eligible for the benefit voluntarily waived the gross up provision with the exception of Mr. Yost whose terms of employment include this benefit. As a result, any eligible executive officers (other than Mr. Yost) would receive the better of the following change in control payments on an after-tax basis: i) change in control payment less excise tax (paid by executive), if the payment is deemed to be an excess parachute payment, and less other applicable income taxes or ii) change in control payment reduced to an amount such that an excise tax payment is not in effect, less other applicable income taxes. If the excess parachute amount is not triggered, the change in control payment is not affected by any excise tax.

John Devine 2011 Retirement

In connection with his retirement in June 2011, Mr. Devine was entitled to the following benefits:

•	Pro-rated 2011 annual incentive award;

•	Pro-rated portion of his 2011 restricted stock unit grant; and

•	All earned but unexercised long term incentive awards.

The following tables set forth the potential payments which would have been due to our named executive officers upon termination or a change of control as of December 31, 2011.

Roger Wood

The following table describes the potential termination and change in control payments to Mr. Wood, Dana’s President and Chief Executive Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause		Voluntary Termination with Good Reason
Cash Compensation
Base Salary	$0		$0		$0		$0		$1,900,000	(8)	$1,900,000	(8)
Annual Incentive Award (2)	$1,147,125		$1,147,125		$1,147,125		$1,147,125		$1,147,125		$1,147,125
Sign on Cash Award (2nd Installment) (12)	$750,000		$750,000		$0		$0		$750,000		$750,000
Separation Payment	$6,127,500	(3)
Long term Incentive
Stock Options	$0	(4)	$0	(4)	$0	(4)	$0	(4)	$0	(7)	$0	(7)
Performance Cash	$713,556		$713,556	(5)	$713,556	(5)	$713,556	(5)	$713,556	(5)	$713,556	(5)
Restricted Stock Units	$4,572,665		$4,572,665	(6)	$1,421,148	(7)	$1,421,148	(7)	$4,572,665	(6)	$4,572,665	(6)
Benefits and Perquisites
Health, insurance, etc.	$69,979	(13)	$0		$0		$0		$46,653	(14)	$46,653	(14)
Life Insurance Benefits	$0		$0		$950,000	(10)	$0		$0		$0
Nonqualified Deferred Compensation	$17,041		$0		$17,041		$17,041		$17,041		$17,041
Accrued Vacation(9)	$79,167		$0		$79,167		$79,167		$79,167		$79,167
Other
Outplacement	$50,000		$0		$0		$0		$50,000		$50,000
Total	$13,527,033		$7,183,346		$4,328,036		$3,378,036		$9,276,207		$9,276,207

Footnotes:

(1)	Change in control benefits available to Mr. Wood under our Change In Control Plan.

(2)	Based on 2011 actual results.

(3)	Mr. Wood would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 3.

(4)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2011.

(5)	The award is paid out on a pro rata basis. For purposes of this analysis, we have used actual performance for 2011 (169% of target).

(6)	All restricted stock units vest in full.

(7)	The award is paid out on a pro rata basis.

(8)	Mr. Wood is entitled to receive an amount equal to 24 months of his base salary pursuant to the terms of his executive employment agreement.

(9)	For purposes of this table, we assumed Mr. Wood did not take any vacation in 2011.

(10)	Mr. Wood is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(11)	Mr. Wood is eligible to receive the December 31, 2011 account balance consisting of company matching credits from compensation exceeding the IRS limits and any associated earnings.

(12)	Mr. Wood was eligible to receive the 2nd installment of his cash sign on award pursuant to the terms of his executive employment agreement.

(13)	For a Change In Control, Mr. Wood would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(14)	Mr. Wood would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

James Yost

The following table describes the potential termination and change in control payments to Mr. Yost, Dana’s Executive Vice President and Chief Financial Officer, under a variety of circumstances. As previously disclosed, Mr. Yost stepped down from his role as our Chief Financial Officer on March 1, 2012 and will leave Dana on May 12, 2012.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause		Voluntary Termination with Good Reason
Cash Compensation
Base Salary	$0		$0		$650,000	(10)	$650,000	(10)	$650,000	(10)	$650,000	(10)
Annual Incentive Award (2011) (2)	$511,875		$511,875		$511,875		$511,875		$511,875		$511,875
Performance Cash Award (2011)(2)	$311,242		$311,242		$311,242		$311,242		$311,242		$311,242
Separation Payment	$2,275,000	(3)
Long term Incentive
Stock Options	$2,586,672	(4)	$2,586,672	(4)	$2,586,672	(4)	$2,586,672	(4)	$2,586,672	(4)	$2,586,672	(4)
Performance Shares	$681,749	(5)	$681,749	(5)	$681,749	(5)	$681,749	(5)	$681,749	(5)	$681,749	(5)
Performance Cash	$863,742	(6)	$863,742	(6)	$863,742	(6)	$863,742	(6)	$863,742	(6)	$863,742	(6)
Restricted Stock Units	$362,034	(7)	$362,034	(7)	$362,034	(7)	$362,034	(7)	$362,034	(7)	$362,034	(7)
Benefits and Perquisites
Health, insurance, etc.(8)	$265		$0		$0		$0		$133		$133
Life Insurance Benefits	$0		$0		$650,000	(12)	$0		$0		$0
Nonqualified Deferred Compensation	$64,978	(15)	$0		$64,978	(15)	$64,978	(15)	$64,978	(15)	$64,978	(15)
SERP(9)	$638,546		$0		$638,546		$638,546		$638,546		$638,546
Perquisites	$35,000	(13)	$0		$35,000	(13)	$35,000	(13)	$35,000	(13)	$35,000	(13)
Accrued Vacation(11)	$54,167		$0		$54,167		$54,167		$54,167		$54,167
Other
Outplacement	$25,000	(14)	$0		$0		$0		$25,000	(14)	$0
Excise Tax Gross-Up	$1,752,089
Total	$10,162,359		$5,317,313		$7,410,004		$6,760,004		$6,785,137		$6,760,137

Footnotes:

(1)	Change in control benefits available to Mr. Yost under our Change In Control Plan.

(2)	Based on 2011 actual results.

(3)	Mr. Yost would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2011.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2010 (103% of target) and 2011 (169% of target) and have assumed target performance for the unearned performance period, based on the closing price of our common stock on December 31, 2011 which is reflected above.

(6)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2010 (103% of target) and 2011 (169% of target) and have assumed target performance for the unearned performance periods.

(7)	All restricted stock units vest in full.

(8)	Mr. Yost receives vision coverage provided by Dana. For a Chance In Contriol, Mr. Yost would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years. Under all other termination scenarios, Mr. Yost would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(9)	As described above in the “Nonqualified Deferred Compensation” table, Mr. Yost is a party to a SERP. He would receive the accumulated benefit credited to his plan pursuant to the terms of his SERP, except if he were terminated with cause. Under such a scenario, he would not receive any benefit.

(10)	Mr. Yost is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of his executive employment agreement.

(11)	For purposes of this table, we assumed Mr. Yost did not take any vacation in 2011.

(12)	Mr. Yost is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(13)	Mr. Yost is eligible to be paid his annual perquisite allowance pursuant the term of his executive employment agreement.

(14)	Mr. Yost is eligible for this benefit under the terms of our Executive Severance Plan.

(15)	Mr. Yost is eligible to receive the December 31, 2011 account balance consisting of company matching credits from compensation exceeding the IRS limits and any associated earnings.

Mark Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Dana’s Executive Vice President and President of On-Highway Technologies, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause(1)
Cash Compensation
Base Salary	$0		$0		$0		$0		$552,000
Annual Incentive Award(2)	$434,700		$434,700		$434,700		$434,700		$434,700
Performance Cash Award(2)	$207,307		$207,307		$207,307		$207,307		$207,307
Separation Payment(3)	$1,211,049		$0		$0		$0		$0
Long term Incentive
Stock Options	$678,270	(4)	$678,270	(4)	$678,270	(4)	$678,270	(4)	$129,110	(8)
Performance Shares	$401,035	(5)	$401,035	(5)	$293,228	(9)	$293,228	(9)	$293,228	(9)
Performance Cash	$575,307	(5)	$575,307	(5)	$207,307	(9)	$207,307	(9)	$207,307	(9)
Restricted Stock Units	$563,602	(12)	$563,602	(12)	$187,867	(13)	$187,867	(13)	$187,867	(13)
Benefits and Perquisites
Health, insurance, etc.	$33,627	(7)	$0		$0		$0		$16,814	(10)
Life Insurance Benefits	$0		$0		$552,000	(6)	$0		$0
Nonqualified Deferred Compensation	$43,528		$0		$43,528	(14)	$43,528	(14)	$43,528	(14)
Perquisites	$0		$0		$0		$0		$0
Accrued Vacation(11)	$46,000		$0		$46,000		$46,000		$46,000
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$4,219,425		$2,860,221		$2,650,207		$2,098,207		$2,142,860

Footnotes:

(1)	The change in control benefits available to Mr. Wallace under our Change In Control Plan.

(2)	Based on 2011 actual results.

(3)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by a (total of $1,932,000). Since Mr. Wallace change in control benefit exceeded the Section 2806 excise tax limit, his severance payment was reduced to $1,211,049 based on best net treatment.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2011.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2010 (103% of target) and 2011 (169% of target) and have assumed target performance for the unearned performance period, based on the closing price of our common stock on December 31, 2011 which is reflected above.

(6)	Mr. Wallace is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(7)	For a Change In Control, Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	The actual award credited vests on a pro rata basis. For purposes of this analysis, we have used actual performance for 2011 (169% of target).

(10)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(11)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2011.

(12)	All restricted stock units vest in full.

(13)	Restricted stock units vest on a pro rata basis.

(14)	Mr. Wallace is eligible to receive the December 31, 2011 account balance consisting of company matching credits from compensation exceeding the IRS limits and any associated earnings.

Aziz Aghili

The following table describes the potential termination and change in control payments to Mr. Aghili, Dana’s President of Off-Highway and Asia-Pacific, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause(1)
Cash Compensation
Base Salary	$0		$0		$0		$0		$450,000
Annual Incentive Award(2)	$330,750		$330,750		$330,750		$330,750		$330,750
Performance Cash Award(2)	$67,600		$67,600		$67,600		$67,600		$67,600
Separation Payment	$1,530,000	(3)
Long term Incentive
Stock Appreciation Rights	$38,053	(4)	$38,053	(4)	$38,053	(4)	$38,053	(4)	$14,800	(8)
Performance Share Units (Cash-settled)	$133,674	(5)	$133,674	(5)	$97,735	(9)	$97,735	(9)	$97,735	(9)
Performance Cash	$255,100	(5)	$255,100	(5)	$67,600	(9)	$67,600	(9)	$67,600	(9)
Restricted Stock Units (Cash-settled)	$118,025	(12)	$118,025	(12)	$39,342	(13)	$39,342	(13)	$39,342	(13)
Benefits and Perquisites
Health, insurance, etc.	$47,190	(7)	$0		$0		$0		$23,595	(10)
Life Insurance Benefits	$0		$0		$450,000	(6)	$0		$0
Nonqualified Deferred Compensation	$25,937	(14)	$0		$25,937	(14)	$25,937	(14)	$25,937	(14)
Perquisites	$0		$0		$0		$0		$0
Accrued Vacation(11)	$37,500		$0		$37,500		$37,500		$37,500
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$2,608,829		$943,203		$1,154,517		$704,517		$1,179,858

Footnotes:

(1)	Change in control benefits available to Mr. Aghili under our Change in Control Plan.

(2)	Based on 2011 actual results.

(3)	Mr. Aghili would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock appreciation right awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2011.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2010 (103% of target) and 2011 (169% of target) and have assumed target performance for the unearned performance period, based on the closing price of our common stock on December 31, 2011 which is reflected above.

(6)	Mr. Aghili is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(7)	For a Change In Control, Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	The actual award credited vests on a pro rata basis. For purposes of this analysis, we have used actual performance for 2011 (169% of target).

(10)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(11)	For purposes of this table, we assumed Mr. Aghili did not take any vacation in 2011.

(12)	All restricted stock units vest in full.

(13)	Restricted stock units vest on a pro rata basis.

(14)	Mr. Aghili is eligible to receive the December 31, 2011 account balance consisting of company matching credits from compensation exceeding the IRS limits and any associated earnings.

Marc Levin

The following table describes potential termination and change in control payments to Mr. Levin, Dana’s Senior Vice President, General Counsel & Secretary under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause(1)
Cash Compensation
Base Salary	$0		$0		$0		$0		$429,000
Annual Incentive Award(2)	$292,793		$292,793		$292,793		$292,793		$292,793
Performance Cash Award(2)	$161,113		$161,113		$161,113		$161,113		$161,113
Separation Payment	$1,415,700	(3)
Long term Incentive
Stock Options	$458,504	(4)	$458,504	(4)	$458,504	(4)	$458,504	(4)	$10,566	(8)
Performance Share Units	$334,174	(5)	$334,174	(5)	$244,337	(9)	$244,337	(9)	$244,337	(9)
Performance Cash	$447,113	(5)	$447,113	(5)	$161,113	(9)	$161,113	(9)	$161,113	(9)
Restricted Stock Units	$177,463	(12)	$177,463	(12)	$59,154	(13)	$59,154	(13)	$59,154	(13)
Benefits and Perquisites
Health, insurance, etc.	$44,843	(7)	$0		$0		$0		$22,422	(10)
Life Insurance Benefits	$0		$0		$429,000	(6)	$0		$0
Nonqualified Deferred Compensation	$30,865	(15)	$0		$30,865	(15)	$30,865	(15)	$30,865	(15)
Cash Balance Pension Plan	$382,074	(14)	$0		$382,074	(14)	$382,074	(14)	$382,074	(14)
Accrued Vacation(11)	$35,750		$0		$35,750		$35,750		$35,750
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$3,805,412		$1,871,160		$2,254,703		$1,825,703		$1,854,187

Footnotes:

(1)	Change in control benefits available to Mr. Levin under our Change in Control Plan.

(2)	Based on 2011 actual results.

(3)	Mr. Levin would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2011.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2010 (103% of target) and 2011 (169% of target) and have assumed target performance for the unearned performance period, based on the closing price of our common stock on December 31, 2011 which is reflected above.

(6)	Mr. Levin is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(7)	For a Change In Control, Mr. Levin would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	The actual award credited vests on a pro rata basis. For purposes of this analysis, we have used actual performance for 2011 (169% of target).

(10)	Mr. Levin would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(11)	For purposes of this table, we assumed Mr. Levin did not take any vacation in 2011.

(12)	All restricted stock units vest in full.

(13)	Restricted stock units vest on a pro rata basis.

(14)	As described above in the “Pension” table, Mr. Levin participated in the CashPlus Plan. He would receive the accumulated benefit credited to his plan pursuant to the terms of the CashPlus Plan, except if he were terminated with cause. Under such a scenario, he would not receive any benefit.

(15)	Mr. Levin is eligible to receive the December 31, 2011 account balance consisting of company matching credits from compensation exceeding the IRS limits and any associated earnings.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2011.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana — Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his earlier resignation, disqualification, removal, death or other cause.

Election of Three Board Members by Series A Preferred Holders

Pursuant to our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008, among Dana and Centerbridge (Shareholders Agreement), as long as shares of Series A Preferred having an aggregate Series A Liquidation Preference (as defined in the Shareholders Agreement) of at least $125 million are owned by Centerbridge, Centerbridge will be entitled, voting as a separate class, to elect three directors at each meeting of shareholders held for the purpose of electing directors, at least one of whom must be “independent” of both Dana and Centerbridge, as defined under the rules of the NYSE. In case of any removal, either with or without cause, of a director elected by the holders of the shares of Series A Preferred, the holders of the shares of Series A Preferred will be entitled, voting as a separate class, either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed.

Centerbridge has indicated to Dana that it intends to elect Mark T. Gallogly, Brandt F. McKee and Mark A. Schulz as members of our Board of Directors at this year’s Annual Meeting of Shareholders. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Directors

Series A Nominee for Election to Board of Directors

In addition, pursuant to the Shareholders Agreement, prior to any shareholder meeting where directors will be elected, Dana must establish a nominating committee (the Series A Nominating Committee) which is separate from the Nominating and Corporate Governance Committee of our Board. The Series A Nominating Committee consists of three directors, two of whom are Centerbridge designated directors. The Series A Nominating Committee is entitled to nominate one director for election by our shareholders (Series A Nominee); provided, however, that, in order for such nomination to be effective, the nomination by the Series A Nominating Committee must be unanimously approved by members of the Series A Nominating Committee. To the extent the members of the Series A Nominating Committee are unable to unanimously agree on the identity of a Series A Nominee on or before the latest time at which Dana can reasonably meet its obligations with respect to printing and mailing a proxy statement for an annual meeting of our shareholders, the Board will designate a committee of all of the independent directors, which committee will, by a majority vote, select an individual nominee for the Board seat. Each Series A Nominee will, at all times during his or her service on the Board, be qualified to serve as a director of Dana under any applicable law, rule or regulation imposing or creating standards or eligibility criteria for individuals serving as directors of organizations such as Dana and will be an independent director.

Each elected Series A Nominee will serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. If any Series A Nominee ceases to be a director of Dana for any reason, Dana will promptly use its best efforts to cause a person designated by the Series A Nominating Committee to replace such director.

The Series A Nominating Committee consisted of Mark T. Gallogly, Brandt F. McKee and Roger J. Wood. The Series A Nominating Committee has selected Richard F. Wallman as its nominee to be elected to our Board of Directors. Mr. Wallman has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Majority of Members of Dana’s Board of Directors

The majority of the members of our Board are elected by the holders of shares of common stock and any other class of capital stock entitled to vote in the election of directors (including the Series A Preferred and Series B Preferred), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of ten directors. This year you are voting on seven candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the current Directors for election: Virginia A. Kamsky, Terrence J. Keating, Joseph C. Muscari, Steven B. Schwarzwaelder, Keith E. Wandell and Roger J. Wood as well as Richard F. Wallman who is the Series A Nominee. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations are followed. As stated above, shareholders who wish to have their recommendations for director nominee considered must comply with applicable laws and regulations, as well as Dana’s Restated Certificate of Incorporation, Bylaws and Shareholders Agreement. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, by the deadline set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to identifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee’s ability to represent the long term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES AND SERIES A PREFERRED DIRECTORS

Our Board currently has nine non-management directors and one management director. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of March 1, 2012 about each nominee for election as a Director and each of the three Series A Preferred Directors to be elected separately by Centerbridge. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR

VIRGINIA A. KAMSKY	Director since 2011

Ms. Kamsky, 58, has been chairman and chief executive officer of Kamsky Associates, Inc., a strategic advisory firm since 1980. She also served as an executive vice president of Foamex International, Inc., in various leadership roles and at then-Chase Manhattan Bank, including as a credit and lending officer and second vice president in charge of the Chase Corporate Division-China. Ms. Kamsky currently serves on the Board of Spectrum Brand Holdings, Inc. and as a White House appointee on the Secretary of the Navy Advisory Panel. She has also served as Chairman of the Board of Trustees and chief executive officer of the not-for-profit China Institute in America since 2003. Ms. Kamsky has also served on the Boards of the following public companies: W.R. Grace and Company, Sealed Air Corporation, Shorewood Packing Corporation, Foamex International Inc., Tecumseh Products Company and Olin Corporation.

Ms. Kamsky has a strong background in strategy as well as a vast knowledge of the Asia-Pacific market that provides Dana’s Board with a unique perspective into one of Dana’s growth markets. In addition, she has served as a board member of several other publicly-traded companies giving Dana’s Board a great resource to assist in evaluating best practices.

TERRENCE J. KEATING	Director since 2008

Mr. Keating, 62, was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until January 2009. He initially was elected as a director of Accuride in April 2002. Mr. Keating served as Chief Executive Officer of Accuride from April 2002 to December 2006 and was President of Accuride from April 2002 to December 2005. Mr. Keating is also a board member of A. M. Castle & Co.

Mr. Keating’s background as a former Chairman and Chief Executive Officer of a public company in the commercial vehicle market provides the Board the perspective of a retired, seasoned executive with knowledge of business operations in the heavy duty market as well as the automotive market. Dana’s Board also utilizes Mr. Keating’s public company board experience.

JOSEPH C. MUSCARI	Director since 2010

Mr. Muscari, 65, has been Chairman and Chief Executive Officer of Minerals Technologies Inc. (MTI), a global mineral company, since March 2007 and a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, where he held a number of executive positions. He most recently served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari is also a board member of EnerSys.

As a current Chief Executive Officer of a global mineral company and with over 40 years of total experience in this industry, Mr. Muscari brings to our Board unique insight into the commodities markets. His substantial oversight of international business and operational units aligns with many challenges faced by Dana.

STEVEN B. SCHWARZWAELDER	Director since 2011

Mr. Schwarzwaelder, 55, is retired. He is a former director of McKinsey & Company, a global management consulting firm.

During his tenure at McKinsey, Mr. Schwarzwaelder was the Managing Director of the Cleveland, Pittsburgh, and Detroit Office, led its North American Operations Effectiveness Practice, provided oversight leadership to the Firm’s global functional practices, served on its Shareholders Council and Knowledge Committee, and was one of 6 members of the Managing Director’s Advisory Committee. At McKinsey, he primarily counseled industrial corporation CEOs in corporate and business unit strategy, mergers and acquisitions, operations, sales and marketing, and performance improvement programs. Mr. Schwarzwaelder’s broad background provides the Board a wealth of knowledge to utilize in many critical areas important to Dana.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 62, has been President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer, since May 2009. He previously served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive & Battery Division from August 2003 to July 2006. Mr. Wandell is also a board member of Harley-Davidson, Inc. and Constellation Brands, Inc.

Mr. Wandell is currently Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of current external economic, social and governance issues similar to those faced by Dana.

RICHARD F. WALLMAN	Director since 2010

Mr. Wallman, 60, is retired. From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). Mr. Wallman is also a member of the boards of directors of Ariba, Inc., Charles River Laboratories International, Inc., Convergys Corporation, Roper Industries Inc. and Tornier NV and in the past five years has served as a member of the boards of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc.

Mr. Wallman’s extensive leadership experience, including Chief Financial Officer experience, and outside board experience, provide him with an informed understanding of the financial issues and risks that affect Dana. Mr. Wallman has served and currently serves on the boards of other global public companies, bringing different perspectives for our Board to consider.

ROGER J. WOOD	Director since 2011

Mr. Wood, 49, is President and CEO of Dana Holding Corporation. Mr. Wood served as Executive Vice President since May 2009 and Group President, Engine since
January 2010 at BorgWarner, Inc., a leading, global supplier of highly engineered automotive systems and components. He was President of BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc. from August 2005 through December 2009.

Mr. Wood’s experience as Chief Executive Officer and President of Dana as well as many years of service at another Tier-1 automotive supplier gives him unique insight into Dana’s challenges, opportunities and operations.

DIRECTORS TO BE ELECTED BY SERIES A PREFERRED SHAREHOLDERS

MARK T. GALLOGLY	Director since 2008

Mr. Gallogly, 55, is Co-founder and Managing Principal of Centerbridge Partners, L.P., a multi-strategy private investment firm, since September 2005. Mr. Gallogly is currently a member of the President’s Council on Jobs and Competitiveness, the advisory council of the Hamilton Project, an economic policy group at the Brookings Institution, and Columbia Business School board of overseers.

Mr. Gallogly’s background as an investment and private equity professional with transactional experience in connection with a variety of industries provides a unique perspective to the Board. Mr. Gallogly has also served on the boards of other public companies, utilizing that experience to offer alternative approaches to decisions our Board faces.

MARK A. SCHULZ	Director since 2008

Mr. Schulz, 59, is currently Chief Executive Officer of M.A. Schulz & Associates, LLC. (management consulting firm) and a Founding Partner of Fontinalis Partners (transportation technology strategic investment firm). He retired from the Ford Motor Company in 2007 where he most recently served as the President of International Operations. Mr. Schulz spent 32 years at Ford in a variety of global roles. Mr. Schulz serves as a member of several boards, including the National Committee of United States-China Relations, the United States-China Business Council and the National Bureau of Asian Research. He is also a member of the International Advisory Board for the President of the Republic of the Philippines. Mr. Schulz currently is a board member of PACCAR Inc. and previously served as a board member of YRC Worldwide Inc.

Mr. Schulz’s over three decades of experience in manufacturing, engineering, marketing/sales and general management experience at Ford Motor Company, combined with his chairmanship of the Mazda Motor Corp. Advisory Board and his management responsibilities for Volvo Motors, Jaguar, LandRover and Aston Martin Corporation, provides the Board with significant, relevant management expertise and a global perspective.

BRANDT F. MCKEE	Director since 2012

Mr. McKee, 42, has been Managing Director of Centerbridge Partners, L.P., a multi-strategy private investment firm, since February 2008. Prior to joining Centerbridge, Mr. McKee was a member of TPG Capital, global private investment firm from February 2005 to February 2008.

Mr. McKee’s experience in principal investing activities and corporate restructuring, as well as operations and performance improvements, brings added value to the Board.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

•	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;

•	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;

•	Considers long-range strategic issues and risks to Dana; and

•	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

In addition, the Board evaluates the content and operation of Dana’s ethics and compliance program and exercises reasonable oversight with respect to its implementation and effectiveness.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Chairman or other non-management directors. These sessions are chaired by our Chairman.

Access to Management and the Independent Auditors

Our non-management directors may meet with senior management, other employees and the independent auditors at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the independent auditors regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board or management believes that the Board or its committees could improve.

Board Leadership Structure

Our Board currently separates the role of Chairman of the Board and the role of CEO. Mr. Wandell has served as our independent Chairman since July 2011 when our former Executive Chairman, Mr. Devine, elected to retire from Dana. In April 2011, Dana appointed Mr. Wood as its President and Chief Executive Officer. The Board believed at that time separating the Chairman and CEO positions provided an efficient and effective leadership model for Dana. Separating the Chairman and CEO positions has i) allowed Mr. Wood to devote his full attention to learning about Dana and to focus on his new responsibilities as CEO without the additional responsibilities of Chairman, ii) created mentoring opportunities and iii) took advantage of the business synergies created by two dynamic leaders.

Our Board recognizes no single leadership model is right for all companies and at all times. Our Board believes that depending on the circumstances, other leadership models, such as a combined Chairman of the Board and CEO role, might be appropriate. While there are benefits to separating the Chairman and CEO position as discussed above, the combined role of Chairman and CEO promotes unified leadership and direction for a Board of Directors and executive management and allows for a single, clear focus for the chain of command to execute a company’s strategic initiatives and business plans. It is our Board’s intention to periodically review its leadership structure.

Succession Planning

A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our executive committee. In particular, our Executive Vice President and Chief Financial Officer; Vice President, Audit; and Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risktaking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire in April 2013.

Audit	Compensation	Nominating and Corporate Governance Committee
Wallman, Richard F.(1)	Wandell, Keith E.(1)	Gallogly, Mark T.(1)
Keating, Terrence J.	Muscari, Joseph C.	Kamsky, Virginia A.(3)
Schulz, Mark A.	Schulz, Mark A. (2)	Keating, Terrence J.
Trucano, David P.(4)	Schwarzwaelder, Steven B.(3)	Schulz, Mark A.(3)
	Trucano, David P.(4)	Wandell, Keith E.(2)

(1)	Chairman

(2)	Served on the Committee until October 26, 2011.

(3)	Became a member of the Committee on October 26, 2011.

(4)	Resigned from the Board of Directors on February 3, 2012.

Audit Committee.    As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. None of the members of the Audit Committee serves on the audit committees of more than four public companies. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see “Director Independence and Transactions of Directors with Dana” section in this proxy statement). The current members of our Audit Committee are Mr. Wallman (Chairman), Mr. Keating and Mr. Schulz. Mr. Trucano resigned from our Board on February 3, 2012. Mr. Wallman currently is a member of four public company audit committees, including as Chairman of our Audit Committee. Our Board has determined that such simultaneous service does not impair his ability to effectively serve on our Audit Committee. Further, our Board has determined that Mr. Wallman is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met eight times in 2011.

Compensation Committee.    This committee establishes Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met five times in 2011. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee.    This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met three times in 2011.

Board and Committee Meetings.    There were ten regular and special meetings of the Board and sixteen meetings of the various committees of the Board. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting last year.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Keith E. Wandell is the Chairman at such sessions. Interested parties may communicate directly with Mr. Wandell or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary may relay proper communications received to the Chairman of the Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that eight non-management directors, constituting 80% of the full Board of Directors of Dana, are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Mr. Schulz recently became a member of the Board of Directors of PACCAR, Inc. PACCAR is one of our largest customers. Based on Dana’s strong Board governance practices and procedures, the Board determined that Mr. Schulz’s role at PACCAR does not impair his independence.

In March 2008, Dana and Centerbridge agreed to jointly employ Mr. McKee. Mr. McKee worked directly with our senior management and Centerbridge’s team as a leader in implementing our Dana Operating System (DOS). He continued in this role until June 2010. Mr. McKee’s compensation during this period exceeded the independence threshold set forth under both our Director Independence Standards and well as those set forth by the NYSE. Accordingly, it has been determined Mr. McKee is not currently independent.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Mark T. Gallogly, Virginia A. Kamsky, Terrence J. Keating, Joseph C. Muscari, Mark A. Schulz, Steven B. Schwarzwaelder, Keith E. Wandell and Richard F. Wallman. The Board determined that Mr. McKee is not independent on account of his prior relationship with Dana. The Board has further determined that Roger J. Wood is not independent because he is an employee of Dana.

Review of Transactions With Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana and

(vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except certain pre-approved, must be disclosed in Dana’s applicable SEC filings as and to the extent required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2011:

Brandt F. McKee is a member of our Board of Directors and also an employee of Centerbridge. Mark T. Gallogly is a member of our Board of Directors and also is a Managing Principal and owner of an equity interest in Centerbridge. David P. Trucano was a member of our Board of Directors and also was an employee of Centerbridge until February 3, 2012. As previously disclosed, Centerbridge owns 2.5 million shares of our Series A Preferred.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, Messrs. Wandell, Muscari, Schulz, Schwarzwaelder and Trucano served as members of the Compensation Committee. No such member of the Compensation Committee is, or was during 2011, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries.

As stated above, Mr. Trucano who resigned from our Board in February 2012, was also an employee of Centerbridge which owns 2.5 million shares of our Series A Preferred.

COMPENSATION OF DIRECTORS

Beginning in 2011, our Compensation Committee became responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee director compensation. This responsibility was formerly the Nominating and Corporate Governance Committee’s role. In determining the recommendation for director compensation, the Compensation Committee considers the recommendations of our Chairman, CEO and CAO, as well as information provided by Mercer.

The table below illustrates the compensation structure for non-employee directors in 2011. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Annual Amount
Annual Retainer (cash)	$75,000
Annual Retainer for Audit Committee Chair (cash)	$10,000
Annual Committee Chair Retainer — (except Audit) (cash)	$7,500
Board or Committee Meeting Fees — per meeting (cash)	$1,500
Restricted Stock Units(1)	$100,000

Footnotes:

(1)	This annual grant of restricted stock units was made pursuant to the Plan on February 24, 2011 and vests in full on February 24, 2012. This grant was equivalent to 5,408 restricted stock units. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control. Mr. Schwarzwaelder and Ms. Kamsky received a pro-rata grant on October 25, 2011 upon becoming members of our Board.

Deferred Compensation.    Each non-management director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-management director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-management directors for 2011.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)	Total ($)
Mark T. Gallogly	105,000	100,000	205,000
Virginia A. Kamsky(2)	30,791	33,333	64,124
Terrence J. Keating	106,500	100,000	206,500
Joseph C. Muscari	97,500	100,000	197,500
Mark A. Schulz	109,500	100,000	209,500
Steven B. Schwarzwaelder(2)	30,791	33,333	64,124
David P. Trucano(3)	109,500	100,000	209,500
Richard F. Wallman	130,000	100,000	230,000
Keith E. Wandell	109,500	100,000	209,500

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, neither Mr. Wood nor Mr. Devine who retired in 2011 is included in this table.

(2)	Joined our Board of Directors in October 2011.

(3)	Mr. Trucano resigned from our Board on February 3, 2012.

(4)	This column reports the amount of cash compensation earned in 2011 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. The annual Committee Chair retainer, annual retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(5)	This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)).

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 9 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of March 1, 2012, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of March 1, 2012. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	Common Stock	10,722,418	7.29%
40 East 52nd Street New York, NY 10022
Owl Creek Asset Management, L.P. (2)	Common Stock	7,992,017	5.34%
640 Fifth Avenue, 20th Floor New York, New York 10019
Wellington Management Company, LLP(3)	Common Stock	8,735,893	5.94%
280 Congress Street Boston, MA 02210
Centerbridge Capital Partners, L.P.(4)	Series A Preferred Stock	2,500,000	100%
375 Park Ave., 12th Floor New York, NY 10152

Footnotes:

(1)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on February 13, 2012 holdings of common stock. It has sole voting and dispositive power with respect to 7,992,017 shares of common stock.

(2)	Owl Creek Asset Management, L.P. and related entities (collectively, Owl Creek) reported on a Form 13G/A filed with the SEC on January 26, 2012 holdings of common stock. It has sole voting and dispositive power with respect to 7,992,017 shares of common stock.

(3)	Wellington Management Company, LLP reported on a Form 13G filed with the SEC on February 14, 2012 holdings of common stock. It has shared voting power with respect to 5,675,038 shares and shared dispositive power with respect to 8,735,893 shares of common stock.

(4)	Based on a review of our shareholder records, Centerbridge Capital Partners, L.P. and certain affiliates (collectively, Centerbridge) own all of our Series A Preferred which is convertible into approximately 20,955,574 shares of common stock.

The following tables show the amount of Dana common stock and preferred stock beneficially owned as of March 1, 2012 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Common Stock

Name of Beneficial Owner	Shares (4)	Restricted Stock Units(5)	Shares Acquirable within 60 Days(6)	Percent of Class
Aziz S. Aghili	—	—	10,845	*
John M. Devine(1)	240,106	—	1,151,352	*
Mark T. Gallogly	6,399	6,063	87,744	*
Virginia A. Kamsky	—	—	—	*
Terrence J. Keating	35,432	32,714	54,411	*
Marc S. Levin	48,820	—	69,471	*
Brandt F. McKee(2)	—	—	—	*
Joseph C. Muscari	1,366	—	2,218	*
Mark A. Schulz	2,399	—	87,744	*
Steven B. Schwarzwaelder	—	—	—	*
David P. Trucano(3)	1,429	—	31,975	*
William G. Quigley III	—	—	—	*
Mark E. Wallace	59,100	—	82,739	*
Richard F. Wallman	21,366	—	2,218	*
Keith E. Wandell	8,314	—	105,942	*
Roger J. Wood	41,340	—	45,943	*
James A. Yost	60,322	—	511,828	*
All Directors and executive officers as a group (22 persons)	558,668	38,777	2,540,671	2.1%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	Retired from Dana on June 30, 2011.

(2)	Appointed to our Board of Directors on February 3, 2012.

(3)	Resigned from our Board of Directors on February 3, 2012.

(4)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his shares of common stock.

(5)	Reflects the number of restricted stock units (RSUs) credited as of March 1, 2012 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2008 Dana Holding Corporation Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

(6)	Reflects the number of shares that could be purchased by exercise of options exercisable as of March 1, 2012, or within 60 days thereafter under the Plan and the number of shares underlying RSUs that vest within 60 days of March 1, 2012.

4.0% Series A Preferred Convertible Stock

Name of Beneficial Owner	Shares(1)		Percent of Class
Mark T. Gallogly	2,500,000	(1)	100%
Brandt F. McKee	2,500,000	(1)	100%
David P. Trucano	2,500,000	(1)	100%
All Directors and executive officers as a group	2,500,000	(1)	100%

Footnote:

(1)	Mr. McKee is an employee of Centerbridge and Mr. Gallogly is a Managing Principal and owner of an equity interest in Centerbridge. Mr. Trucano was an employee of Centerbridge. Centerbridge owns 100% of our Series A Preferred which is convertible into approximately 20,955,574 shares of our common stock. Messrs. Gallogly, McKee and Trucano each disclaim beneficial ownership of all such shares, except to the extent of their respective pecuniary interest therein. No other Director or executive officer of Dana is a beneficial owner of Series A Preferred.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Dana’s directors, executive officers and persons who own more than ten percent of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2011, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. In 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, elected to hold an annual advisory vote on Dana’s executive compensation practices.

As discussed in our Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over short term and long term horizons; and

•	Attract and retain executive talent.

We believe that Dana’s executive compensation programs have been effective at incenting the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies and procedures.

We are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2011 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dana Holding Corporation (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote as we did in 2011. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

APPROVAL OF THE 2012 DANA HOLDING CORPORATION OMNIBUS INCENTIVE PLAN

In February 2012, our Compensation Committee and the Board of Directors (Board) approved the 2012 Dana Holding Corporation Omnibus Incentive Plan (2012 OIP), subject to shareholder approval. The 2012 OIP provides for the grant to i) employees, ii) non-employee directors, and iii) service providers of Dana or its subsidiaries of options to purchase shares of common stock and other awards, which awards may be stock options (both incentive stock options (ISOs) and non-qualified stock options (NQSOs) (collectively, Options), appreciation rights (ARs), restricted stock (Restricted Stock), restricted stock units (RSUs), performance shares (Performance Shares) and performance units (Performance Units) (collectively, Performance Awards) and other awards that are stock-based, cash-based or a combination of both (Other Awards) (collectively, Awards). The 2012 OIP is designed to replace the 2008 Dana Holding Corporation Omnibus Incentive Plan (Prior Plan). Existing Awards previously granted under the Prior Plan will continue to remain outstanding in accordance with their terms; however, if the 2012 OIP is approved by the shareholders, all future Awards will be made under the 2012 OIP.

The Board is asking our shareholders to approve the 2012 OIP to enable it to issue ISOs under Section 422 of the Internal Revenue Code (Code), and to qualify certain Awards as “performance-based compensation” under Section 162(m) of the Code. In addition, the NYSE, on which the shares of our common stock are listed, requires shareholder approval of the 2012 OIP.

A summary of the 2012 OIP is set forth below. This summary is qualified in its entirety by reference to the full text of the 2012 OIP, which is attached as Appendix A to this proxy statement.

General Plan Information.    The 2012 OIP is intended to permit the grant of Options (both ISOs, NQSOs or a combination of both), ARs, Restricted Stock, RSUs, Performance Awards and Other Awards. All Awards granted under the 2012 OIP will be governed by separate written or electronic agreements or other evidence of award between Dana and each participant. The evidence of award will specify the terms and conditions of the Award. No right or interest of a participant in any Award will be subject to any lien, obligation or liability of the participant. The laws of the State of Delaware govern the 2012 OIP and any Awards granted thereunder.

Administration.    We will bear all expenses of administering the 2012 OIP. Our Compensation Committee will administer the 2012 OIP and has the authority to grant Awards to participants upon such terms and conditions (not inconsistent with the provisions of the 2012 OIP) as it may consider appropriate. The interpretation and construction by the Compensation Committee of any provision of the 2012 OIP or of any evidence of award, and any determination by the Compensation Committee pursuant to any provision of the 2012 OIP or of any evidence of award, are considered final and conclusive. To the extent permitted by law as well as limits under the 2012 OIP, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of Dana, or to one or more agents or advisors, administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee or any person to whom duties or powers have been delegated, may utilize third parties to provide advice with respect to any responsibility the Board or the Compensation Committee or such person may have under the 2012 OIP. In addition, the Compensation Committee may authorize one or more of our executive officers, including our CEO, to do one or both of the following on the same basis as the Compensation Committee: (i) designate participants to be recipients of Awards and (ii) determine the size of any such Awards. The authorized officer(s) are required to report periodically to the Compensation Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. This authority may not be delegated with respect to Awards to any executive officer, director or owner of more than 10% of Dana’s equity securities.

Eligibility for Participation.    Any of our employees or service providers, employees or service providers of our subsidiaries and non-employee members of our Board are eligible to receive an Award under the 2012 OIP. However, ISOs may only be granted to employees of Dana or its majority-owned subsidiaries. Because the 2012

OIP provides for broad discretion in selecting participants and in making Awards, the total number of persons who will participate in the 2012 OIP and the benefits that will be provided to the participants cannot be determined at this time.

Shares Available for Issuance Under the 2012 OIP.    Subject to adjustment as provided in the 2012 OIP, the number of shares of our common stock reserved for issuance under the 2012 OIP is 5,000,000, plus (i) any shares of common stock available for future awards under the Prior Plan; and (ii) any shares of common stock that are represented by awards granted under the Prior Plan which are forfeited, expire or are cancelled without delivery of the shares or which result in the forfeiture of shares back to Dana. Any shares related to awards under the 2012 OIP that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, or are settled in cash in lieu of shares, will be available again for grant under the 2012 OIP. Notwithstanding the foregoing, (x) upon the exercise of a stock-settled stock appreciation right or net-settled option granted under the 2012 OIP, the number of shares subject to the Award (or portion of the Award) that is then being exercised will be counted against the maximum aggregate number of shares that may be issued under the 2012 OIP as provided above, on the basis of one share for every share, regardless of the actual number of shares issued upon exercise and (y) any shares withheld (or, with respect to restricted stock, returned) in satisfaction of tax withholding obligations will be counted as shares issued.

The number of shares of common stock actually issued or transferred by Dana upon the exercise of ISOs will not exceed 4,000,000. In addition, during any calendar year no participant will be granted Options and ARs and other Awards with rights which are substantially similar to Options or ARs, in the aggregate, for more than 2,000,000 shares of common stock. Further, during any calendar year no participant will be granted performance vesting Restricted Stock or RSUs or stock-denominated Performance Shares or Other Awards with rights which are substantially similar to Performance Shares for more than 1,500,000 shares of common stock. During any calendar year no participant will be granted Performance Units or cash-denominated Other Awards with rights which are substantially similar to Performance Units pursuant to which the Participant can receive, in the aggregate, more than $15,000,000. Any Awards granted by Dana in substitution for Awards granted by companies acquired by Dana (Substitute Awards) will not reduce the shares of common stock available for Awards under the 2012 OIP.

Description of Awards Under the 2012 OIP.

Stock Options.    Our Compensation Committee may award ISOs, which are intended to comply with Section 422 of the Code, NQSOs, which are not intended to comply with Section 422 of the Code or a combination of both. An evidence of award will be given to a participant who receives a grant and will set forth i) the number of shares granted; ii) the exercise price, which may not be less than the fair market value of the underlying shares of common stock on the date the Option is granted; iii) the method by which the exercise price is payable; (iv) the conditions to become exercisable (including without limitation the attainment of performance objectives) and the period(s) for which they will remain exercisable and (v) such other terms as the Compensation Committee or an authorized officer may approve, including without limitation provisions under which some portion or all of the Options or proceeds attributable to them may be subject to recoupment in circumstances of conduct deemed detrimental to Dana.

Successive grants may be made to the same participant whether or not any previous grants remain unexercised. Any grant may provide for the earlier exercise or other modifications in the event of specified terminations of the participant’s employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. The exercise of an Option will result in the cancellation on a share-for-share basis of any related tandem appreciation right authorized. No Option granted will be exercisable for more than ten years from the date it was granted. Except as provided in an evidence of award, in the event of a participant’s termination of employment or service, any Options that have not vested as of the termination date will be cancelled and immediately forfeited, without further action on the part of Dana or the Compensation Committee, and the participant will have no further rights in respect of such grant.

Appreciation Rights.    The Compensation Committee may grant i) tandem ARs with Options or ii) freestanding ARs unrelated to Options. A tandem AR gives the participant holding an associated Option a right, exercisable by the surrender of the Option, to receive an amount determined by the Compensation Committee or an authorized officer, which is a percentage of the spread on the related Option (not exceeding 100%) at the time of exercise. Tandem ARs may be granted at any time prior to the exercise or termination of the related Option, although a tandem AR awarded in relation to an ISO must be granted concurrently with the ISO. Free-standing ARs grant the participant the right to receive an amount determined by the Compensation Committee or an authorized officer, which is a percentage of the spread (not exceeding 100%) at the time of exercise.

An evidence of award will be given to a participant who receives a grant and will set forth: (i) the number of shares of common stock to which it pertains; (ii) the percentage of the spread (not exceeding 100%) payable at the time of exercise and whether such amount will be paid in cash, in shares of common stock or a combination; (iii) the conditions to become exercisable (including without limitation the attainment of performance objectives) and the exercise period; and (iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of the ARs or proceeds attributable to them may be subject to recoupment in circumstances of conduct deemed detrimental to Dana.

A grant may provide for an earlier exercise or other modifications in the event of specified terminations of the participant’s employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as provided in evidence of award, in the event of a participant’s termination of employment or service, any grant that has not vested as of the participant’s termination date will be cancelled and immediately forfeited, without further action on the part of Dana or the Compensation Committee, and the participant will have no further rights in respect of such grant.

A grant of tandem ARs will provide that such grant may be exercised only at a time when the related Option is also exercisable and at a time when the spread is positive, and by surrender of the related option for cancellation. Successive grants of tandem ARs may be made to the same participant regardless of whether any previous grants remain unexercised.

With respect to free-standing ARs only i) each grant will specify a base price which may not be less than the market value per share on the grant date; ii) successive grants may be made regardless of whether any previous grant(s) remain unexercised; and iii) no grant may be exercised more than ten years from the grant date.

Restricted Stock.    The Compensation Committee or an authorized officer may grant Restricted Stock. Each grant constitutes an immediate transfer of ownership of shares of Dana common stock entitling the participant to voting, dividend and other ownership rights, subject to a substantial risk of forfeiture and restrictions on transfer pending lapse of the forfeiture risk.

An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock to which it pertains; ii) any restrictions on transfer and forfeitability provisions; iii) the conditions under which restrictions on transfer and forfeitability provisions will lapse, including without limitation upon the attainment of performance objectives; and (iv) such other terms the Compensation Committee or an authorized officer may approve, including without limitation provisions under which some portion or all of the Restricted Stock or proceeds attributable to it may be subject to recoupment in circumstances of conduct deemed detrimental to Dana.

A grant may provide for the earlier lapse of restrictions or other modifications in the event of terminations of employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as otherwise provided in an evidence of award, in the event of a participant’s termination of employment or service, any Restricted Stock that has not yet become free of restrictions will be immediately forfeited, without further action on the part of Dana or the Compensation Committee, and the participant will have no further rights in respect of such grant. A grant may require that any or all dividends or other distributions paid during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis.

Restricted Stock Units.    The Compensation Committee or an authorized officer may grant RSUs. A grant will constitute the agreement by Dana to deliver shares of its common stock or cash to the participant in the future in consideration of the performance of services. An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock to which it pertains; ii) the conditions for the RSUs or installments to vest (including without limitation the attainment of performance objectives); iii) form of payment and time(s) payable; and (iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of an RSU or proceeds attributable to it may be subject to recoupment in circumstances of conduct deemed detrimental to Dana.

During the restriction period, no participant will have the rights of a shareholder of any shares of common stock, but the Compensation Committee or an authorized officer may authorize the payment of dividend equivalents on such RSUs on either a current, deferred or contingent basis, either in cash or in additional shares of common stock. A grant of RSUs may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the participant’s employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as otherwise provided in an evidence of award, in the event of a participant’s termination of employment or service, any RSU that has not yet become vested will be immediately forfeited without further action on the part of Dana or the Compensation Committee, and the participant will have no further rights in respect of such grant.

Performance Shares and Performance Units.    The Compensation Committee or an authorized officer may grant Performance Shares and Performance Units that will become payable upon achievement of specified performance objectives during performance periods. An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of units or shares of common stock to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Performance Award where such action would result in the loss of an otherwise available exemption of the Award under Section 162(m) of the Code; ii) the conditions for the Performance Awards or installments to vest; iii) form of payment and iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of the Performance Awards or proceeds attributable thereto may be subject to recoupment in circumstances of conduct deemed detrimental to Dana.

A grant of Performance Awards may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as provided in an evidence of award, in the event of a termination of employment or service, any Performance Award that has not yet become vested will be immediately forfeited, without further action, and the participant will have no further rights in respect of such grant. During the performance period, the participant will have none of the rights of a shareholder with respect to Performance Shares, but the Compensation Committee or authorized officer may authorize the payment of dividend equivalents on Performance Shares on either a current, deferred or contingent basis, either in cash or in additional shares of common stock.

Other Awards.    The Compensation Committee or an authorized officer may authorize grants of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to: i) shares of Dana common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon performance of Dana or any other factors designated by the Compensation Committee or authorized officer, and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of, Dana, (ii) cash, or (iii) any combination of the foregoing, including without limitation grants of cash or shares of common stock as a bonus or in lieu of obligations of Dana to pay cash or deliver other property under the 2012 OIP or under other plans or compensatory arrangements, all subject to such terms determined by the Compensation Committee or authorized officer.

An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock and/or the amount of cash to which it pertains; ii) the conditions for the Other Award or installments to vest (including without limitation the attainment of performance objectives); iii) the form of payment; and iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of the Other Award or proceeds attributable thereto may be subject to recoupment in circumstances of conduct deemed detrimental to Dana. A grant of an Other Award may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as provided in an evidence of award, in the event of termination of employment or service, any Other Award that has not yet become vested will be immediately forfeited, without further action on the part of Dana or the Compensation Committee, and the participant will have no further rights in respect of such grant.

Awards to Non-Employee Directors.    The Board may from time to time grant Awards to Non-Employee Directors upon the terms and conditions otherwise applicable to the grants of Awards under the 2012 OIP. If a Non-Employee Director subsequently becomes an employee of Dana while remaining a member of the Board, any Award held by such individual at the time will not be affected.

Performance Measures.    The Compensation Committee may grant Awards under the 2012 OIP subject to the attainment of measurable performance objectives. Performance objectives may be described in terms of Dana-wide objectives or objectives that are related to the performance of a joint venture, subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual participant. Performance objectives may be made relative to the performance of other companies or an index covering multiple companies. The performance objectives applicable to any performance-based Award will be based on specified levels of or growth in one or more of the following criteria: i) net sales; ii) revenue; iii) revenue growth or product revenue growth; iv) operating income (before or after taxes, including operating income before depreciation and amortization); v) income (before or after taxes and before or after allocation of corporate overhead and bonus); vi) net earnings; vii) earnings per share; viii) net income (before or after taxes); ix) return on equity; x) total stockholder return; xi) return on assets or net assets; xii) appreciation in and/or maintenance of share price; xiii) market share; xiv) gross profits; xv) earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); xvi) economic value-added models or equivalent metrics; xvii) reductions in costs; xviii) cash flow or cash flow per share (before or after dividends); xix) return on capital (including return on total capital or return on invested capital); xx) cash flow return on investment; xxi) improvement in or attainment of expense levels or working capital levels; xxii) operating, gross, or cash margins; xxiii) year-end cash; xxiv) debt reductions; xxv) stockholder equity; xxvi) regulatory achievements; xxvii) operating performance; xxviii) market expansion; xxix) customer satisfaction; xxx) employee satisfaction; xxxi) implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; or xxxii) a published or a special index deemed applicable by the Compensation Committee or any of the above criteria as compared to the performance of any such index.

In connection with the establishment of performance objectives, except as otherwise required under Section 162(m) of the Code, the Compensation Committee at any time may exclude the impact on performance of charges for restructuring, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the SEC and as identified in Dana’s audited financial statements, notes to such financial statements or management’s discussion and analysis in Dana’s annual report or other filings with the SEC. With respect to any grant under the 2012 OIP, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of Dana, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Compensation Committee may in its discretion modify such performance objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except as otherwise required under Section 162(m) of the Code.

Subject to the individual and other 2012 OIP limits described above, the number of performance-based Awards granted to any participant in any year is determined by the Compensation Committee in its sole discretion. The Compensation Committee may reduce, but not increase, the value of a performance-based Award.

Adjustments.    The Board shall make or provide for adjustments in the numbers of shares of common stock covered by outstanding Options, ARs, RSUs, Performance Awards and Other Awards, in the option price and base price provided in outstanding Options and ARs, and in the kind of shares covered thereby, as equitably required to prevent dilution or enlargement of the rights of participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Dana, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding Awards alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require the surrender of all Awards to be replaced. The Compensation Committee also will make or provide for adjustments in the numbers of shares as is appropriate to reflect any transaction or event described above.

Change in Control.    In the event of a “Change in Control” (as defined in the 2012 OIP), except as otherwise provided in an evidence of award or by the Compensation Committee on the grant date, the Compensation Committee may to the extent outstanding Awards granted under the 2012 OIP are not assumed, converted or replaced by the resulting entity or its direct or indirect parent, determine that all outstanding Awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding Awards will lapse and become vested and non-forfeitable, and any specified performance objectives with respect to outstanding Awards will be deemed to be satisfied at target.

Except as otherwise provided in an evidence of award or by the Compensation Committee, to the extent outstanding Awards granted are assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, any outstanding Awards that are subject to performance objectives will be converted by the resulting entity or its direct or indirect parent, as if target performance had been achieved as of the date of the Change in Control, and each Award of: (i) Performance Shares or Performance Units will continue to vest during the remaining performance period, (ii) Restricted Stock will remain subject to the otherwise applicable vesting conditions during the remaining vesting period, (iii) RSUs will remain subject to the applicable vesting conditions during the restriction period, and (iv) all other Awards will remain subject to the applicable vesting conditions during the remaining vesting period, if any.

Except as otherwise provided in an evidence of award or by the Compensation Committee, to the extent outstanding Awards granted are either assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, if a participant’s service is terminated without cause by Dana or the resulting entity or a participant resigns his or her employment for good reason (as those terms are defined in his or her employment agreement as applicable and otherwise in an evidence of award), in either case, all outstanding Awards held by the participant that may be exercised will become fully exercisable and all restrictions with respect to outstanding Awards will lapse and become vested and non-forfeitable.

The Board in its discretion, at or after a grant date, may (i) provide for the cancellation of each outstanding and unexercised Option or AR with an option or base price, less than the highest price per share of common stock paid for a share of common stock in the Change in Control (or, if less, the market value per share at the time of cancellation to the extent required to avoid imposition of a tax under Section 409A of the Code) (such amount the “Transaction Consideration”) in exchange for a cash payment to be made at the same time as payment is made to holders of common stock in connection with the Change in Control in an amount equal to the amount by which the Transaction Consideration exceeds the option or base price, as applicable, multiplied by the number of shares of common stock granted under the Option or AR, and (ii) provide for the cancellation of each outstanding and unexercised Option or AR with an option or base price, as applicable, equal to or more than the Transaction Consideration without any payment to the holder of such Option or AR, as applicable.

Non-U.S. Participants.    The Board or the Compensation Committee may provide for special terms for Awards to participants who are foreign nationals or who are employed by Dana outside of the United States of America or who provide services to Dana under an agreement with a foreign nation or agency, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve supplements to or amendments, restatements or alternative versions of the 2012 OIP as it may consider necessary or appropriate for such purposes. No special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the 2012 OIP as then in effect unless such revisions are permitted without further approval by the stockholders of the Corporation.

Transferability.    Except as otherwise determined by the Board or the Compensation Committee, no Award or dividend equivalents paid may be transferable by a participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of Dana as the Board or the Compensation Committee may determine. If approved by the Compensation Committee, each participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the participant with respect to any Award upon the death of the participant and to receive shares of common stock or other property issued upon such exercise.

The Compensation Committee or an authorized officer may specify on the grant date that part or all of the shares of common stock that are (i) to be issued or transferred by Dana upon the exercise of an Option or ARs, upon the termination of the restriction period applicable to RSUs or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer, will be subject to further restrictions on transfer.

The Board or the Compensation Committee may determine that Awards (other than ISOs) may be transferable by a participant, without payment of consideration by the transferee, only to any one or more family members of the participant. No transfer will be effective unless reasonable prior notice is delivered to Dana and the transfer is effected in accordance with any terms and conditions that were made applicable. Any transferee will be subject to the same terms and conditions as the participant.

Section 162(m).    Section 162(m) of the Code places a limit of $1 million on the amount we may deduct in any one year for compensation paid to our principal executive officer and our other three most highly-compensated executive officers other than our principal financial officer. There is, however, an exception to this limitation for certain performance-based compensation. Awards made pursuant to the 2012 OIP may constitute performance-based compensation that is not subject to the deductibility limitation of Section 162(m). To qualify for this exception, the shareholders must approve the material terms of the performance goals of the 2012 OIP. To continue to qualify for this exception, our shareholders generally must reapprove the material terms of the performance goals of the 2012 OIP not less frequently than every five years.

Approval of the 2012 OIP by our shareholders at the 2012 Annual Shareholder Meeting will be deemed to constitute approval of the material terms of the performance goals under the 2012 OIP for purposes of Section 162(m). The material terms of the performance goals include the persons eligible to participate in the 2012 OIP, as described under the heading “Eligibility for Participation” above, the performance measures upon which performance-based Awards will be based, as described under the heading “Performance Measures” above, and the maximum shares or cash value of Awards that may be granted to an individual in any one year, as described under the heading “Shares Available for Issuance Under the 2012 OIP” above.

Federal Income Tax Consequences

The following discussion covers some of the United States federal income tax consequences with respect to Awards that may be granted under the 2012 OIP. This summary does not describe state, local, or foreign tax consequences of an individual’s participation in the 2012 OIP.

Options.    A participant will not recognize income for federal income tax purposes when ISOs are granted or timely exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the Options are granted or within one year after the issuance of shares upon exercise of the ISO, the participant will recognize in the year of disposition: (a) ordinary income, to the extent the lesser of either (1) the fair market value of the shares on the date of Option exercise, or (2) the amount realized on disposition, exceeds the Option exercise price; and (b) capital gain, to the extent the amount realized on disposition exceeds the sum of the exercise price paid and any ordinary income recognized by the participant. If the shares are sold after expiration of these holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Option exercise price.

Exercise of an ISO will be timely if made during its term and if the participant remains employed at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled participant). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies while employed or within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NQSOs discussed below.

The exercise of an ISO may result in alternative minimum tax liability. The excess of the fair market value of the shares purchased on exercise of an ISO over the exercise price paid for such shares is considered alternative minimum taxable income for alternative minimum tax purposes.

With respect to NQSOs, the participant will recognize no income upon grant of the Option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of Option exercise over the Option exercise price. Upon a subsequent disposition of the shares received from the exercise of an NQSO, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

Appreciation Rights.    The recipient of a grant of ARs will not realize taxable income on the date of the grant. Upon the exercise of ARs, the recipient will realize ordinary income equal to the amount of cash or the fair market value of stock received.

Restricted Stock.    A participant holding Restricted Stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting. Dividends paid to the participant on the Restricted Stock during the restriction period will generally be ordinary income to the participant.

Under Section 83(b) of the Code, a participant may elect (not later than 30 days after acquiring the Restricted Stock) to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that the shares are subject to transferability restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. However, if the shares are later forfeited, no tax deduction is allowable to the participant, and Dana will recognize ordinary income equal to the amount of its deduction when the participant made the Section 83(b) election.

Restricted Stock Units and Performance Awards.    A participant holding RSUs or Performance Awards will, at the time the RSUs or Performance Awards become payable, realize ordinary income in an amount equal to the fair market value of the shares and any cash received.

Other Awards.    The tax consequences of Other Awards will depend upon the terms and conditions of such Awards as determined by the Compensation Committee. However, a participant holding Other Awards will generally realize ordinary income in an amount equal to the fair market value of the shares or cash received at the time of payment of shares or cash.

Federal Tax Consequences to Dana.    In general, we will receive an income tax deduction at the same time and in the same amount as the amount which is taxable to the employee as ordinary income, except to the extent prohibited by Section 162(m). To the extent a participant realizes capital gains, as described above, we will not be entitled to any corresponding deduction for federal income tax purposes.

Award Deferral and Compliance with Section 409A of the Code.    The Compensation Committee may permit participants to elect to defer the issuance of stock or the settlement of Awards in cash (other than with respect to Options or ARs) pursuant to such rules, procedures or programs as it may establish. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. However, it is intended that any grants made will be exempt from Section 409A of the Code or are structured in a manner that would not cause a participant to be subject to taxes and interest pursuant to Section 409A of the Code.

Effective Date.    The 2012 OIP will be effective as of the date it is approved by the shareholders. It will terminate on the tenth anniversary of that date unless earlier terminated in accordance with its provisions. Awards outstanding as of the date of termination of the 2012 OIP will not be affected or impaired by the termination.

Amendments and Termination.    The 2012 OIP and any Award may be amended, suspended or terminated at any time by the Board, provided no amendment is permitted without shareholder approval if shareholder approval is required in order to comply with applicable law or the rules of the New York Stock Exchange or any other securities exchange on which our common stock is traded or quoted. Except as otherwise permitted, no termination, suspension or amendment of the 2012 OIP or any Award will adversely affect the right of any participant with respect to any Award granted, as determined by the Compensation Committee, without a participant’s written consent.

Dana will obtain shareholder approval for: i) a reduction in the exercise price of an Award (or the cancellation and re-grant of an Award resulting in a lower exercise price) other than equitable adjustments in accordance with the 2012 OIP; ii) any amendment to materially expand the group of individuals eligible for Awards under the 2012 OIP; iii) an increase to the maximum number of shares of common stock available for issuance under the 2012 OIP (other than equitable adjustments in accordance with the 2012 OIP); or (iv) amendments that would materially increase the benefits accruing to participants.

Substitute Awards for Awards Granted by Other Entities.    Substitute Awards may be granted for grants or awards held by employees of a company or entity who become Dana employees as a result of the acquisition, merger or consolidation of the employer company by or with Dana. Except as otherwise provided by applicable law and notwithstanding anything in the 2012 OIP to the contrary, the terms, provisions and benefits of the Substitute Awards grant may vary from those set forth in or required or authorized by the 2012 OIP to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

Additional Information Regarding New Plan Benefits.    We do not have any current proposals, plans or arrangements, written or otherwise, to grant any specific Awards under the 2012 OIP to any executive officers or other employees or service providers of Dana. Accordingly, future Awards under the 2012 OIP to executive officers and other employees or service providers are not determinable at this time. Reference is made to the tables captioned “Summary Compensation Table,” “2011 Grants of Plan-Based Awards,” “2011 Outstanding Equity Awards at Fiscal Year-End,” and “2011 Option Exercises and Stock Vested” in this Proxy Statement for detailed information on incentive awards granted and the exercise of stock options by certain executive officers under the Prior Plan during the three most recent fiscal years.

Market Price of the Common Stock.    As of March 1, 2012, the fair market value of our common stock was $16.33 per share, based on the closing price of the common stock as reported by the NYSE.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE 2012 DANA HOLDING CORPORATION OMNIBUS INCENTIVE PLAN.

PROPOSAL IV SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2012, and recommends that the shareholders vote for ratification of such appointment.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $8.4 million and $8.3 million in the fiscal years ended December 31, 2011 and 2010. The following table shows details of these fees, all of which were pre-approved by our Audit Committee.

Service	2011 Fees	2010 Fees
Audit Fees
Audit and review of consolidated financial statements	$7.7	$7.9
Total Audit Fees	$7.7	$7.9
Audit-Related Fees
Other audit services, including services provided in connection with divestitures, statutory attestation services and registration statement filings	$0.6	$0.3
Total Audit-Related Fees	$0.6	$0.3
All Other Fees
Subscriptions to PwC knowledge libraries	$0.1	$0.1
Total All Other Fees	$0.1	$0.1

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised only of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

Audit Committee discussions with the independent registered public accounting firm included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, and Statement on Auditing Standards No. 90, Audit Committee Communications. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee

Richard F. Wallman, Chairman

Terrence J. Keating

Mark A. Schulz

February 16, 2012

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2011 annual report to shareholders, containing financial statements and other information about the operations of Dana for the year ended December  31, 2011, to you with this Proxy Statement on or about March 15, 2012.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the 2012 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2012 Annual Meeting of Shareholders, and no shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2012 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2012 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Marc S. Levin Senior Vice President, General Counsel and Corporate Secretary

March 15, 2012

APPENDIX A

DANA HOLDING CORPORATION

2012 OMNIBUS INCENTIVE PLAN

(EFFECTIVE                                         , 2012)

i

DANA HOLDING CORPORATION

2012 OMNIBUS INCENTIVE PLAN

1. Purpose. The purpose of this 2012 Omnibus Incentive Plan is to attract and retain directors, officers, other employees and consultants of Dana Holding Corporation and its Subsidiaries and to motivate and provide to such persons incentives and rewards for superior performance.

2. Definitions. As used in this Plan:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified (provided that an entity shall be deemed an Affiliate of the Corporation for purposes of this Plan only for such periods as the requisite ownership or control relationship is maintained).

(b) “Appreciation Right” means a right granted pursuant to Section 5 of the Plan and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Authorized Officer” has the meaning specified in Section 11(d) of the Plan.

(d) “Award” means a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units, or a grant of Restricted Stock, Restricted Stock Units or Other Awards.

(e) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(f) “Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of the Plan, such committee (or subcommittee).

(g) “Cause” shall have the meaning assigned such term in the employment agreement, if any, between a Participant and an Employer and, in the absence of such an agreement, the meaning specified in the applicable Evidence of Award.

(h) For purposes of the Plan, except as may be otherwise provided in an Evidence of Award, a “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) any Person is or becomes (other than in connection with a transaction described in clause (A) or (B) of Paragraph (iii) below) the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or any of its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities;

(ii) individuals who on the Effective Date constitute the Board, and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including without limitation a consent solicitation, relating to the election of Directors of the Corporation) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii) consummation of a merger or consolidation of the Corporation or any direct or indirect parent or subsidiary of the Corporation with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, more than fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity or direct or direct parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (I) any parent of the Corporation or the entity surviving such merger or consolidation or (II) if there is no such parent, of the Corporation or such surviving entity, or (C) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

(iv) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale, disposition or long-term lease by the Corporation of all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Corporation as constituted immediately prior to such transaction or series of transactions, or (2) with respect to any Award subject to Section 409A of the Code, unless the applicable event also constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation under Section 409A(a)(2)(A)(v) of the Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(j) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 12 of the Plan.

(k) “Compensation Committee” means the Compensation Committee of the Board, or any other committee of the Board or subcommittee thereof authorized to administer this Plan in accordance with Section 11 of the Plan.

(l) “Corporation” means Dana Holding Corporation, a Delaware corporation, and its successors.

(m) “Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Compensation Committee or an Authorized Officer and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Compensation Committee or an Authorized Officer.

(n) “Director” means a member of the Board.

(o) “Effective Date” means [            ], 2012

(p) “Employee” means any employee of the Corporation or of any Subsidiary.

(q) “Employer” means the Corporation or any successor thereto or a Subsidiary.

(r) “Evidence of Award” means an agreement, certificate, resolution or other written evidence, whether or not in electronic form, that sets forth the terms and conditions of an Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, not inconsistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless determined otherwise by the Compensation Committee, need not be signed by a representative of the Corporation or a Participant.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(t) “Executive Officer” means an officer of the Corporation who is subject to the liability provisions of Section 16 of the Exchange Act.

(u) “Executive Severance Plan” means the Dana Holding Corporation Executive Severance Plan, as it may be amended from time to time or any successor plan, program, agreement or arrangement.

(v) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of the Plan that is not granted in tandem with an Option Right.

(w) “Good Reason” shall have the meaning assigned such term in the employment agreement, if any, between a Participant and an Employer and, in the absence of such an agreement, the meaning specified in the applicable Evidence of Award.

(x) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code.

(y) “Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Compensation Committee or an Authorized Officer, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Awards or dividend credits pursuant to the Plan. Performance Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Performance Objectives may be made relative to the performance of other companies or an index covering multiple companies. The Performance Objectives applicable to any Qualified Performance-Based Award will be based on specified levels of or growth in one or more of the following criteria:

(i)	net sales;

(ii)	revenue;

(iii)	revenue growth or product revenue growth;

(iv)	operating income (before or after taxes, including operating income before depreciation and amortization);

(v)	income (before or after taxes and before or after allocation of corporate overhead and bonus);

(vi)	net earnings;

(vii)	earnings per share;

(viii)	net income (before or after taxes);

(ix)	return on equity;

(x)	total stockholder return;

(xi)	return on assets or net assets;

(xii)	appreciation in and/or maintenance of share price;

(xiii)	market share;

(xiv)	gross profits;

(xv)	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

(xvi)	economic value-added models or equivalent metrics;

(xvii)	reductions in costs;

(xviii)	cash flow or cash flow per share (before or after dividends);

(xix)	return on capital (including return on total capital or return on invested capital);

(xx)	cash flow return on investment;

(xxi)	improvement in or attainment of expense levels or working capital levels;

(xxii)	operating, gross, or cash margins;

(xxiii)	year-end cash;

(xxiv)	debt reductions;

(xxv)	stockholder equity;

(xxvi)	regulatory achievements;

(xxvii)	operating performance;

(xxviii)	market expansion;

(xxix)	customer satisfaction;

(xxx)	employee satisfaction;

(xxxi)	implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; or

(xxxii)	a published or a special index deemed applicable by the Compensation Committee or any of the above criteria as compared to the performance of any such index.

In connection with the establishment of Performance Objectives, except as otherwise required under Section 162(m) of the Code, the Compensation Committee at any time may exclude the impact on performance of charges for restructuring, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the Securities and Exchange Commission and as identified in the Corporation’s audited financial statements, notes to such financial statements or management’s discussion and analysis in the Corporation’s annual report or other filings with the Securities and Exchange Commission. With respect to any grant under the Plan, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Compensation Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except as otherwise required under Section 162(m) of the Code.

(z) “Market Value Per Share” means, as of any particular date the closing sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value Per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for such Common Stock, the Market Value Per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and, to the extent an Award is subject to Section 409A of the Code, is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(aa) “Non-Employee Director” means a member of the Board who is not an Employee.

(bb) “Non-Qualified Options” means Option Rights that are not intended to qualify as “incentive stock options” under Section 422 of the Code.

(cc) “Optionee” means the Participant named in an Evidence of Award evidencing an outstanding Option Right.

(dd) “Option Price” means the purchase price payable on exercise of an Option Right.

(ee) “Option Right” means the right to purchase shares of Common Stock upon exercise of a Non-Qualified Option or an Incentive Stock Option granted pursuant to Section 4 of the Plan.

(ff) “Other Award” means an Award granted pursuant to Section 9 of the Plan.

(gg) “Participant” means a person who is selected by the Board, the Compensation Committee or an Authorized Officer to receive benefits under this Plan and who is at the time (i) an Employee or a Non-Employee Director, or (ii) providing services to the Corporation or a Subsidiary, including but not limited to, a consultant, an advisor, independent contractor, or other non-employee of the Corporation or any one or more of its Subsidiaries.

(hh) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of the Plan within which the Performance Objectives relating to such Performance Share or Performance Unit are to be achieved.

(ii) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of the Plan.

(jj) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of the Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

(kk) “Person” means shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any director or indirect subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any direct or indirect subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

(ll) “Plan” means this Dana Holding Corporation 2012 Omnibus Incentive Plan, as it may be amended from time to time.

(mm) “Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(nn) “Restricted Stock” means shares of Common Stock granted pursuant to Section 6 of the Plan.

(oo) “Restricted Stock Unit” means an award granted pursuant to Section 7 of the Plan of the right to receive shares of Common Stock or cash at the end of the Restriction Period.

(pp) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of the Plan.

(qq) “Spread” means the excess of the Market Value Per Share on the date when an (i) Option Right is exercised over the Option Price, or (ii) Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(rr) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(ss) “Substitute Awards” means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Corporation or with which the Corporation directly or indirectly combines.

(tt) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of the Plan that is granted in tandem with an Option Right.

(uu) “Ten Percent Stockholder” means any Participant who owns more than 10% of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.

(vv) “Termination Date,” for purposes of the Plan, except as may be otherwise prescribed by the Compensation Committee or an Authorized Officer in an Evidence of Award, means (i) with respect to any Employee, the date on which the Employee ceases to be employed by an Employer, or (ii) with respect to any Participant who is not an Employee, the date on which such Participant’s provision of services to the Corporation or any one or more of its Subsidiaries ends.

3. Shares Subject to this Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 12 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is (1) 5,000,000 shares of Common Stock plus the number of shares of Common Stock underlying Substitute Awards; (2) any shares of Common Stock available for future awards under the 2008 Dana Holding Corporation

Omnibus Incentive Plan (the “Prior Plan”) as of the Effective Date, and (3) any shares of Common Stock that are represented by awards granted under the Prior Plan which are forfeited, expire or are cancelled without delivery of Common Stock or which result in the forfeiture of shares of Common Stock back to the Corporation. No additional awards will be granted pursuant to the terms of the Prior Plan as of the Effective Date of the Plan. Any Award that by its terms can be settled only in cash shall not count against the number of shares of Common Stock available for award under the Plan. Common Stock to be issued or delivered pursuant to the Plan may be authorized and unissued shares of Common Stock, treasury shares or a combination of the foregoing.

(ii) In addition to the shares of Common Stock authorized in Section 3(a)(i) of the Plan, if and to the extent any (A) Option Right, Appreciation Right or other Award granted pursuant to this Plan terminates, expires or is forfeited without having been exercised or settled in full, or (B) Award granted pursuant to this Plan that may be settled in either cash or shares of Common Stock is settled in cash, then the underlying shares of Common Stock again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 3(a)(i) of the Plan.

(iii) Shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Corporation by a Participant or withheld from the Award by the Corporation as full or partial payment of the exercise price of any Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award under the Plan will not become available for future grants under the Plan. With respect to an Appreciation Right, when such Appreciation Right is exercised and settled in shares of Common Stock, the shares of Common Stock subject to such Appreciation Right shall be counted against the shares of Common Stock available for issuance under the Plan as one share of Common Stock for every one share of Common Stock subject thereto, regardless of the number of shares of Common Stock used to settle the Appreciation Right upon exercise.

(b) Life-of-Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of the Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 4,000,000.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of the Plan:

(i) During any calendar year no Participant shall be granted Option Rights or Appreciation Rights or Other Awards with rights which are substantially similar to Option Rights or Appreciation Rights, in the aggregate, for more than 2,000,000 shares of Common Stock.

(ii) For grants of Qualified Performance-Based Awards, during any calendar year no Participant shall be granted Restricted Stock, Restricted Stock Units or stock-denominated Performance Shares or Other Awards with rights which are substantially similar to Performance Shares, in the aggregate, for more than 1,000,000 shares of Common Stock.

(iii) For grants of Qualified Performance-Based Awards, during any calendar year no Participant shall be granted Performance Units or cash-denominated Other Awards with rights which are substantially similar to Performance Units pursuant to which the Participant can receive, in the aggregate, more than $15,000,000.

(d) Substitute Awards. Any Substitute Awards granted by the Corporation shall not reduce the shares of Common Stock available for Awards under the Plan.

4. Option Rights.

(a) The Compensation Committee or, in accordance with Section 11(d) of the Plan, an Authorized Officer, may, from time to time and upon such terms and conditions as it or the Authorized Officer may determine, grant Option Rights to Participants. Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Options, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who at the time of grant meet the definition of “employee” under Section 3401(c) of the Code in respect of the Corporation or a Subsidiary.

(b) Each Option Right will be memorialized by an Evidence of Award that shall specify:

(i) the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

(ii) the Option Price per share of Common Stock, which may not be less than the Market Value Per Share on the Date of Grant (provided, however, that in the case of the grant of an Incentive Stock Option to a Ten Percent Stockholder the Option Price shall not be less than 110 percent of the Market Value Per Share on the Date of Grant);

(iii) whether the Option Price will be payable (A) in cash or by check or by wire transfer of immediately available funds, (B) by the actual or constructive transfer to the Corporation of whole shares of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of the Plan) having a value at the time of exercise equal to the total Option Price, (C) by means of a broker-assisted cashless exercise, (D) by the withholding of shares of Common Stock from delivery with a value equal to some portion or all of the Option Price, (E) by a combination of such methods of payment, or (F) by such other methods as may be approved by the Compensation Committee;

(iv) the conditions for the Option Rights or installments thereof to become exercisable (including without limitation the attainment of Performance Objectives) and the periods for which they will remain exercisable; and

(v) such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Option Right or proceeds attributable thereto may be subject to recoupment in circumstances of Optionee conduct deemed detrimental to the Corporation or its Affiliates.

(c) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(d) Any grant of Option Rights may provide for the earlier exercise of such Option Rights or other modifications in the event of specified terminations of the Optionee’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

(e) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any related Tandem Appreciation Right authorized under Section 5 of the Plan.

(f) No Option Right will be exercisable more than ten (10) years from the Date of Grant (five (5) years in the case of the grant of an Incentive Stock Option to Participant who is a Ten Percent Stockholder on the Date of Grant).

(g) Except as provided in an Evidence of Award, in the event of an Optionee’s termination of employment or service, any Option Rights that have not vested as of the Optionee’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Optionee will have no further rights in respect of such Option Rights.

5. Appreciation Rights.

(a) The Compensation Committee or, in accordance with Section 11(d) of the Plan, an Authorized Officer, may grant (i) to any Optionee, Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, Free-Standing Appreciation Rights.

(b) A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread on the related Option Right (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.

(c) A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread (not exceeding one hundred percent (100%)) at the time of exercise.

(d) Each Appreciation Right will be memorialized by an Evidence of Award that shall specify:

(i) the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

(ii) the percentage of the Spread (not exceeding 100%) payable at the time of exercise and whether such amount shall be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant);

(iii) the conditions for the Appreciation Rights or installments thereof to become exercisable (including without limitation the attainment of Performance Objectives) and the periods for which they will remain exercisable; and

(iv) such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Appreciation Right or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

(e) Any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

(f) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Appreciation Rights that have not vested as of the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Appreciation Rights.

(g) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. In the case of a Tandem Appreciation Right granted in relation to an Incentive Stock Option to an employee who is a Ten Percent Stockholder on the Date of Grant, the amount payable with respect to each Tandem Appreciation Right shall be equal in value to the applicable percentage of the excess, if any, of the Market Value Per Share on the exercise date over the Base Price of the Tandem Appreciation Right, which Base Price shall not be less than 110 percent of the Market Value Per Share on the date the Tandem Appreciation Right is granted.

(h) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than ten (10) years from the Date of Grant.

6. Restricted Stock.

(a) The Compensation Committee or, in accordance with Section 11(d) of the Plan, an Authorized Officer, may grant Restricted Stock to Participants.

(b) Each such grant will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(c) Each grant of Restricted Stock will be memorialized by an Evidence of Award that shall specify:

(i) the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

(ii) any restrictions on transfer and forfeitability provisions applicable to the Restricted Stock (which restrictions may include, without limitation, subjecting the Restricted Stock to a substantial risk of forfeiture in the hands of any transferee);

(iii) the conditions under which restrictions on transfer and forfeitability provisions shall lapse, including without limitation upon the attainment of Performance Objectives; and

(iv) such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Restricted Stock or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

(d) Any grant of Restricted Stock may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

(e) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Restricted Stock that has not yet become free of restrictions will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock.

(f) Any grant of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis.

(g) Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Corporation until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares of Common Stock, or (ii) all uncertificated shares of Restricted Stock will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units.

(a) The Compensation Committee or, in accordance with Section 11(d) of the Plan, an Authorized Officer, may grant Restricted Stock Units to Participants. Each such grant of Restricted Stock Units will constitute the agreement by the Corporation to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services.

(b) Each grant of Restricted Stock Units will be memorialized by an Evidence of Award that shall specify:

(i) the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

(ii) the conditions for the Restricted Stock Units or installments thereof to vest (including without limitation the attainment of Performance Objectives);

(iii) whether payment thereunder shall be made in Common Stock, cash or any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant) and the time or times at which such amounts shall be payable; and

(iv) such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Restricted Stock Units or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

(c) During the Restriction Period, the Participant will have none of the rights of a stockholder of any shares of Common Stock with respect to such Restricted Stock Units, but the Compensation Committee or Authorized Officer may authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.

(d) Any grant of Restricted Stock Units may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

(e) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Restricted Stock Unit that has not yet become vested will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock Units.

8. Performance Shares and Performance Units.

(a) The Compensation Committee or, in accordance with Section 11(d) of the Plan, an Authorized Officer, may grant Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Performance Objectives during the Performance Period.

(b) Each grant of Performance Shares or Performance Units will be memorialized by an Evidence of Award that shall specify:

(i) the number of units or shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code;

(ii) the conditions for the Performance Shares or Performance Units or installments thereof to vest;

(iii) whether payment under Performance Shares or Performance Units shall be made in Common Stock, cash or any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant) and the time or times at which such amounts shall be payable; and

(iv) such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Performance Shares or Performance Units or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

(c) Any grant of Performance Shares or Performance Units may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

(d) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Performance Share or Performance Unit that has not yet become vested will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Performance Shares or Performance Units.

(e) During the Performance Period, the Participant will have none of the rights of a stockholder of any shares of Common Stock with respect to Performance Shares, but the Compensation Committee or Authorized Officer may authorize the payment of dividend equivalents on Performance Shares on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.

9. Other Awards.

(a) The Compensation Committee or, in accordance with Section 11(d) of the Plan, an Authorized Officer, may, subject to limitations under applicable law, authorize grants to any Participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to (i) shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee or Authorized Officer, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Corporation, (ii) cash, or (iii) any combination of the foregoing, including without limitation grants of cash or shares of Common Stock as a bonus or in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, all subject to such terms as shall be determined by the Compensation Committee or Authorized Officer.

(b) Each grant of an Other Award will be memorialized by an Evidence of Award that shall specify:

(i) the number of shares of Common Stock and/or the amount of cash to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

(ii) the conditions for the Other Award or installments thereof to vest (including without limitation the attainment of Performance Objectives);

(iii) whether payment thereunder shall be made in Common Stock, cash or any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant) and the time or times at which such amounts shall be payable; and

(iv) such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Other Award or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

(c) Any grant of an Other Award may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

(d) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Other Award that has not yet become vested will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Other Award.

10. Awards to Non-Employee Directors. The Board may from time to time grant Awards to Non-Employee Directors upon the terms and conditions otherwise applicable to the grants of Awards under the Plan. If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby.

11. Administration of the Plan.

(a) This Plan will be administered by the Compensation Committee. The Board or the Compensation Committee, as applicable, may from time to time delegate all or any part of its authority under this Plan to any other committee of the Board or subcommittee thereof consisting exclusively of not less than two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” within the meaning of the rules of the New York Stock Exchange, as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board or the Compensation Committee, as applicable, will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

(b) The interpretation and construction by the Compensation Committee of any provision of the Plan or of any agreement, notification or document evidencing the grant of an Award, and any determination by the Compensation Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

(c) To the extent permitted by applicable law but subject to Section 11(d) of the Plan, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Compensation Committee or such person may have under this Plan.

(d) To the extent permitted by applicable law, the Compensation Committee may, by resolution, authorize one or more Executive Officers of the Corporation (each, an “Authorized Officer”), including the Chief Executive Officer of the Corporation, to do one or both of the following on the same basis as the Compensation Committee: (i) designate Participants to be recipients of Awards under this Plan and (ii) determine the size of any such Awards; provided, however, that (A) the Compensation Committee shall not delegate such responsibilities to any Executive Officer for Awards granted to a Participant who is an Executive Officer, a Director, or a more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock the Authorized Officer(s) may grant. The Authorized Officer(s) shall report periodically to the Compensation Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code.

12. Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units and Other Awards, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event specified in this Section 12 of the Plan, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Compensation Committee also shall make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as is appropriate to reflect any transaction or event described in this Section 12.

13. Change in Control.

(a) Except as otherwise provided in an Evidence of Award or by the Compensation Committee at the Date of Grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Performance Objectives with respect to outstanding Awards shall be deemed to be satisfied at target.

(b) Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, any outstanding Awards that are subject to Performance Objectives shall be converted by the resulting entity or its direct or indirect parent, as if target performance had been achieved as of the date of the Change in Control, and each Award of: (i) Performance Shares or Performance Units shall continue to vest during the remaining Performance Period, (ii) Restricted Stock shall remain subject to the otherwise applicable vesting conditions during the remaining vesting period, (iii) Restricted Stock Units shall remain subject to the otherwise applicable vesting conditions during the Restriction Period, and (iv) all other Awards shall remain subject to the otherwise applicable vesting conditions during the remaining vesting period, if any.

(c) Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, if a Participant’s service is terminated without Cause by the Corporation, any of its Subsidiaries or the resulting entity or a Participant resigns his or her employment with an Employer for Good Reason, in either case, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Board in its discretion, at or after the Date of Grant, may (i) provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right with an Option Price or Base Price, as applicable, less than the highest price per share of Common Stock paid for a share of Common Stock in the Change in Control (or, if less, the Market Value Per Share at the time of cancellation to the extent required to avoid imposition of a tax under Section 409A of the Code) (such amount the “Transaction Consideration”) in exchange for a cash payment to be made at the same time as payment is made to holders of Common Stock in connection with the Change in Control in an amount equal to the amount by which the Transaction Consideration exceeds the Option Price or Base Price, as applicable, multiplied by the number of shares of Common Stock granted under the Option Right or Appreciation Right, and (ii) provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right with an Option Price or Base Price, as applicable, equal to or more than the Transaction Consideration without any payment to the holder of such Option Right or Appreciation Right, as applicable.

(e) Notwithstanding any provision of the Plan to the contrary, to the extent an Award constitutes a “deferral of compensation” for purposes of Section 409A of the Code, and such Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Corporation (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Employer, (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation or any Subsidiary under an agreement with a foreign nation or agency, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary of the Board or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Corporation.

15. Transferability.

(a) Except as otherwise determined by the Board or the Compensation Committee pursuant to the provisions of Section 15(c) of the Plan, no Award or dividend equivalents paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Corporation as the Board or the Compensation Committee may determine; provided, however, that if so determined by the Compensation Committee, each Participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued upon such exercise.

(b) The Compensation Committee or an Authorized Officer may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Plan, will be subject to further restrictions on transfer.

(c) Notwithstanding Section 15(a) of the Plan, the Board or the Compensation Committee may determine that Awards (other than Incentive Stock Options) may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Corporation and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Compensation Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

16. Withholding Taxes. To the extent that an Employer is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Employer for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit or the delivery to the Corporation of other shares of Common Stock held by such Participant. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Corporation may withhold such shares of Common Stock having a value equal to the amount required to be withheld. In no event shall the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

17. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

18. Effective Date and Term of Plan. This Plan will be effective as of the Effective Date. No grant will be made under this Plan more than ten (10) years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

19. Amendments and Termination.

(a) The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without shareholder approval if such shareholder approval is required in order to comply with applicable law or the rules of the New York Stock Exchange or any other securities exchange on which Common Stock is traded or quoted. Except as otherwise provided in Section 13 of the Plan, no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Compensation Committee, without such Participant’s written consent.

(b) Notwithstanding Section 19(a) of the Plan, the Corporation shall obtain shareholder approval for: (i) subject to Section 12 of the Plan, a reduction in the exercise price of an Award (or the cancellation and re-grant of an Award resulting in a lower exercise price); (ii) any amendment to materially expand the group of individuals eligible for Awards under the Plan; (iii) an increase to the maximum number of shares of Common Stock available for issuance under the Plan (other than adjustments in accordance with Section 12 of the Plan); or (iv)  amendments that would materially increase the benefits accruing to Participants under this Plan.

20. Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Corporation or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Corporation or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

21. Governing Law. This Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

22. Miscellaneous Provisions.

(a) The Corporation will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board or the Compensation Committee may provide for the elimination of fractional shares or for the settlement of fractional shares in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(d) No Participant shall have any rights as a stockholder with respect to any shares of Common Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.

(e) The Compensation Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

(f) Except with respect to Option Rights and Appreciation Rights, the Compensation Committee may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(g) Any Award granted under the terms of the Plan may specify in the Evidence of Award that the Participant is subject to restrictive covenants including, but not limited to, covenants not to compete and covenants not to solicit, unless otherwise determined by the Compensation Committee.

(h) Participants shall provide the Corporation with a completed, written election form setting forth the name and contact information of the person who will have beneficial ownership rights of Awards made to the Participant under this Plan upon the death of the Participant.

(i) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Board or the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board or the Compensation Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

Location of Dana Holding Corporation

2012 Annual Meeting of Shareholders

The Westin Detroit Metropolitan Airport

2501 Worldgateway Place

Romulus, Michigan 48242

From East — Take Interstate 94 West towards Chicago. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From North — Take Interstate 275 South to Exit 15 (Eureka Road). Turn left onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

From West — Take Interstate 94 East towards Detroit. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From South — Take Interstate 275 North to Exit 15 (Eureka Road). Turn right onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/dan
Use the Internet to vote your proxy until 11:00 a.m. (ET) on April 23, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:00 a.m. (ET) on April 23, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here

The Board of Directors Recommends a Vote “FOR” Items 1 through 4.

1.	Election of directors:	01 Virginia A. Kamsky 02 Terrence J. Keating 03 Joseph C. Muscari 04 Steven B. Schwarzwaelder	05 Richard F. Wallman 06 Keith E. Wandell 07 Roger J. Wood	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of a non-binding, advisory proposal approving executive compensation			☐	For	☐ Against		☐ Abstain

3.	Approval of 2012 Dana Holding Corporation Omnibus Incentive Plan			☐	For	☐ Against		☐ Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.			☐	For	☐ Against		☐ Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, FOR ANY ADDITIONAL NOMINEE DESIGNATED BY THE BOARD PRIOR TO THE ANNUAL MEETING, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MATTERS LISTED.

Address Change? Mark box, sign, and indicate changes below: ☐					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DANA HOLDING CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 24, 2012

8:30 a.m.

The Westin Detroit Metropolitan Airport

2501 Worldgateway Place

Romulus, Michigan 48242

The proxy statement and annual report to security holders

are available electronically at www.dana.com/2012proxy

IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Dana Holding Corporation 3939 Technology Drive Maumee, OH 43537	proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Marc S. Levin and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock; all the shares of 4.0% Series A Convertible Preferred Stock, on an as-if-converted basis; and all the shares of 4.0% Series B Convertible Preferred Stock, on an as-if-converted basis, of Dana Holding Corporation held of record by the undersigned on February 24, 2012, at the Annual Meeting of Shareholders to be held on April 24, 2012, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, for any additional nominee designated by the Board prior to the Annual Meeting, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.

DANA HOLDING CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

April 24, 2012

8:30 a.m.

See reverse for voting instructions.